                                                                     Exhibit 2.2

This document is important and requires your immediate attention. If you are in any doubt as to how to deal with it, you should consult your investment dealer, stock broker, bank manager, lawyer or other professional adviser.

                           OFFER TO PURCHASE FOR CASH
                          All of the Common Shares of
                          SOLID STATE GEOPHYSICAL INC.
                      not already held by or on behalf of
                    SSGI ACQUISITION CORP. or its affiliates
                                 at a price of
                          Cdn. $3.50 per Common Share
                                       by
                             SSGI ACQUISITION CORP.

         THE OFFER IS CONDITIONAL UPON, AMONG OTHER THINGS, AT LEAST 90% OF THE COMMON SHARES OF SOLID STATE GEOPHYSICAL INC. ("SOLID STATE") ON A FULLY-DILUTED BASIS TO WHICH THE OFFER RELATES BEING VALIDLY DEPOSITED AND NOT WITHDRAWN. THE CONDITIONS OF THE OFFER ARE DESCRIBED IN SECTION 6 OF THE OFFER.

         THE OFFER WILL BE OPEN FOR ACCEPTANCE UNTIL 6:00 P.M. (CALGARY TIME) ON DECEMBER 19, 1997, UNLESS EXTENDED OR WITHDRAWN.

         THE BOARD OF DIRECTORS OF SOLID STATE RECOMMENDS THAT SHAREHOLDERS OF SOLID STATE ACCEPT THE OFFER. SEE THE DIRECTORS' CIRCULAR.

         Shareholders of Solid State wishing to accept the Offer must properly complete and sign the accompanying Letter of Acceptance and Transmittal, or a manually executed photocopy thereof, and deposit it, together with certificates representing their Common Shares and all other documents required by the Letter of Acceptance and Transmittal at any office of the Depositary, Montreal Trust Company of Canada, listed in the Letter of Acceptance and Transmittal in accordance with the instructions in the Letter of Acceptance and Transmittal. Shareholders of Solid State wishing to accept the Offer and whose certificates representing Common Shares are not immediately available may do so by following the instructions set forth under the sub-heading "Procedure for Guaranteed Delivery" in Section 3 of the Offer.

         Questions and requests for assistance may be directed to Midland Walwyn Capital Inc., in Canada, or to the Depositary. Additional copies of this document and the Letter of Acceptance and Transmittal and the Notice of Guaranteed Delivery may be obtained without charge on request from such persons at their respective offices shown in the Letter of Acceptance and Transmittal.

         Shareholders whose Common Shares are registered in the name of a nominee should contact their broker, investment dealer, bank, trust company or other nominee for assistance in depositing Common Shares.

                      THE DEALER MANAGER FOR THE OFFER IS:

                          Midland Walwyn Capital Inc.



November 27, 1997

                   NOTICE TO SHAREHOLDERS IN THE UNITED STATES

         THIS OFFER IS MADE BY SSGI ACQUISITION CORP., AN ALBERTA CORPORATION, FOR COMMON SHARES OF SOLID STATE AND WHILE THE OFFER IS SUBJECT TO THE DISCLOSURE REQUIREMENTS OF CANADA, SHAREHOLDERS SHOULD BE AWARE THAT THESE REQUIREMENTS ARE DIFFERENT FROM THOSE OF THE UNITED STATES.

         THE ENFORCEMENT BY SHAREHOLDERS OF CIVIL LIABILITIES UNDER U.S. SECURITIES LAWS MAY BE AFFECTED ADVERSELY BY THE FACT THAT SSGI ACQUISITION CORP. AND SOLID STATE ARE INCORPORATED OR ORGANIZED UNDER THE LAWS OF CANADA, THAT SOME OR ALL OF THEIR OFFICERS AND DIRECTORS ARE RESIDENTS OF CANADA, AND THAT ALL OR A SUBSTANTIAL PORTION OF THE ASSETS OF SSGI ACQUISITION CORP. AND SOLID STATE AND SAID PERSONS MAY BE LOCATED OUTSIDE THE UNITED STATES.

         SHAREHOLDERS SHOULD BE AWARE THAT SSGI ACQUISITION CORP. OR ITS AFFILIATES, DIRECTLY OR INDIRECTLY, MAY BID FOR OR MAKE PURCHASES OF COMMON SHARES DURING THE PERIOD OF THE OFFER, AS PERMITTED BY APPLICABLE LAWS OR REGULATIONS OF CANADA OR ITS PROVINCES OR TERRITORIES.

         THE OFFER HAS NOT BEEN APPROVED OR DISAPPROVED BY THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THE OFFER NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                               TABLE OF CONTENTS

                                                                        PAGE NO.
SUMMARY                                                                         4

OFFER TO PURCHASE

       1.  The Offer.........................................................   7
       2.  Definitions.......................................................   7
       3.  Manner and Time of Acceptance .....................................  9
       4.  Extension of the Expiry Time ...................................... 10
       5.  Variation of the Offer ............................................ 11
       6.  Conditions ........................................................ 11
       7.  Withdrawal of Deposited Common Shares ............................. 13
       8.  Payment for Deposited Common Shares ............................... 14
       9.  Return of Common Shares ........................................... 15
      10.  Changes in Capitalization, Distribution and Liens ................. 15
      11.  Mail Service Interruption ......................................... 16
      12.  Notice ............................................................ 16
      13.  Acquisition of Common Shares Not Deposited Under the Offer ........ 17
      14.  Market Purchases .................................................. 17
      15.  Miscellaneous Additional Terms .................................... 17

CIRCULAR

       1.  The Offeror, Grant, Elliott and Westgate .......................... 19
       2.  Solid State ....................................................... 20
       3.  Prior Dealings, Contracts and Arrangements ........................ 20
       4.  Background to the Offer, Fairness of the Offer, Purpose for the
           Offer and Plans for Solid State ................................... 21
       5.  ScotiaMcLeod Valuation and Fairness Opinion ....................... 23
       6.  Special Committee Review and Recommendation of the Board of
           Directors ......................................................... 25
       7.  Prior Valuations .................................................. 26
       8.  Acquisition of Common Shares Not Deposited Under the Offer ........ 26
       9.  Canadian Federal Income Tax Considerations ........................ 28
      10.  Effect of the Offer on the Market for Common Shares and Stock
           Exchange Listings ................................................. 31
      11.  Ownership of and Prior Trading in the Securities of Solid State ... 31
      12.  Price Ranges and Volume of Trading for the Common Shares .......... 33
      13.  Dividend Policy ................................................... 34
      14.  Material Changes .................................................. 34
      15.  Source of Funds ................................................... 34
      16.  Acceptance of the Offer ........................................... 34
      17.  Commitments to Acquire Common Shares of Solid State ............... 34
      18.  Soliciting Dealer Group and Depositary ............................ 34
      19.  Statutory Rights .................................................. 35
      20.  Miscellaneous ..................................................... 35

CONSENT OF OSLER, HOSKIN & HARCOURT                                            36

CONSENT OF SCOTIAMcLEOD INC.                                                   37

APPROVAL AND CERTIFICATE                                                       38

SCHEDULE "A"                                                                  A-1

                                    SUMMARY

THE FOLLOWING IS ONLY A SUMMARY OF CERTAIN PROVISIONS OF THE ATTACHED OFFER AND CIRCULAR AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THOSE DOCUMENTS. THE TERMS USED WITH INITIAL CAPITALS ARE AS DEFINED IN THE OFFER. SEE "DEFINITIONS" UNDER SECTION 2 OF THE OFFER.

THE OFFER

         THE OFFEROR IS OFFERING, UPON THE TERMS AND SUBJECT TO THE CONDITIONS OF THE OFFER, TO PURCHASE ALL OF THE COMMON SHARES OF SOLID STATE NOT ALREADY HELD BY OR ON BEHALF OF THE ACQUIRING SHAREHOLDERS, FOR $3.50 CASH PER COMMON SHARE. THE OFFER WILL BE OPEN FOR ACCEPTANCE UNTIL 6:00 P.M., CALGARY TIME, ON DECEMBER 19, 1997, UNLESS THE OFFER IS EXTENDED OR WITHDRAWN. THE OFFER MAY BE EXTENDED AT THE OFFEROR'S SOLE DISCRETION.

ACCEPTANCE

         Shareholders wishing to accept the Offer must deposit certificates representing their Common Shares, together with a properly completed and duly signed Letter of Acceptance and Transmittal, or a manually executed photocopy thereof, and all other documents required by the Letter of Acceptance and Transmittal, at any of the offices of the Depositary specified in the Letter of Acceptance and Transmittal on or prior to the Expiry Time or request their broker, investment dealer, bank, trust company or other nominee to do so.

         A holder of Common Shares wishing to accept the Offer and whose certificates representing Common Shares are not immediately available may do so by following the instructions set forth under the sub-heading "Procedure for Guaranteed Delivery" in Section 3 of the Offer.

CONDITIONS

         The conditions of the Offer are described in Section 6 of the Offer, and include a minimum deposit condition of 90% of the Common Shares on a fully-diluted basis to which the Offer relates.


WITHDRAWAL RIGHTS

         All deposits of Common Shares pursuant to the Offer are irrevocable, except as provided in Section 7 of the Offer. Any Common Shares deposited in acceptance of the Offer may be withdrawn by following the procedure set out in
Section 7 of the Offer at any time before 12:00 midnight, local time, on December 18, 1997 and, if not taken up and paid for by the Offeror, may be withdrawn by following the procedure set out in Section 7 of the Offer at any time after 12:00 midnight, local time, on January 11, 1998.

PAYMENT

         Subject to satisfaction or waiver of the conditions to the Offer, payment for Common Shares accepted for purchase shall be made promptly after the Expiry Time. See Section 8 of the Offer.

BACKGROUND TO THE OFFER

         AFTER DISCUSSIONS in early September, 1997 with an independent director of the Board and discussions with the Chief Executive Officer of Solid State in late September 1997, Elliott and Westgate announced on September 29, 1997 that they were considering acquiring all of the Common Shares which they did not own pursuant to a take-over bid or other acquisition transaction. On November 26, 1997, Elliott announced its intention to cause an indirect subsidiary to make the Offer at a price of $3.50 per share. See Section 4 of the Circular.

PURPOSE FOR THE OFFER AND PLANS FOR SOLID STATE

         The purpose of the Offer is to make Solid State a wholly-owned subsidiary of the Offeror by having the Offeror acquire all of the Common Shares not already held by or on behalf of the Acquiring Shareholders.

         If permitted by applicable law, subsequent to the completion of the Offer or any subsequent acquisition transaction, the Offeror will apply to The Toronto Stock Exchange to delist the Common Shares from trading on such exchange and will apply to the relevant Canadian securities regulatory authorities for orders declaring that Solid State is no longer a "reporting issuer" for purposes of the relevant Canadian securities legislation. The effect of these actions will be that Solid State will no longer be required to publicly file or provide to security holders financial information or timely disclosure with respect to its affairs.

         Further, upon the acquisition of the Common Shares, Grant intends to pursue the integration of the business and operations of Solid State with the business and operations of Grant. Grant also plans to consider various alternatives of refinancing the significant debt which Solid State has incurred.

SCOTIAMCLEOD VALUATION AND FAIRNESS OPINION

         The Special Committee of the Board of Directors of Solid State retained ScotiaMcLeod to provide a formal valuation of the Common Shares in accordance with OSC Policy 9.1 and CVMQ Policy Q-27 and to provide its opinion as to the fairness of the Offer, from a financial point of view, to Shareholders other than Elliott and Westgate.

         In the ScotiaMcLeod Valuation and Fairness Opinion, ScotiaMcLeod determined that as at August 31, 1997, the fair market value of the Common Shares was in the range of $2.80 to $3.60 per Common Share and that the Offer was fair, from a financial point of view, to Shareholders other than Elliott and Westgate. SHAREHOLDERS ARE URGED TO READ THE SCOTIAMCLEOD VALUATION AND FAIRNESS OPINION, ATTACHED AS SCHEDULE "A", IN ITS ENTIRETY.

SPECIAL COMMITTEE REVIEW AND RECOMMENDATION OF THE BOARD OF DIRECTORS

         On September 29, 1997, the Board of Directors of Solid State constituted a Special Committee to review and consider all matters and documents relevant to the proposed offer and to recommend to the Board of Directors of Solid State whether such proposal was fair to Shareholders other than Elliott and Westgate. The Special Committee is comprised of J. Richard Harris, who is not an officer, employee or insider of Solid State (except by virtue of being a director of Solid State) or of the Acquiring Shareholders.

         The Special Committee has had several meetings with representatives of ScotiaMcLeod, reviewed the ScotiaMcLeod Valuation and Fairness Opinion and the Offer and presented a report to the Board of Directors containing its conclusions and recommendations. The Special Committee concluded that the Offer and the consideration to be received thereunder are fair to the shareholders of Solid State other than Elliott and Westgate. The Special Committee recommended that the Board of Directors recommend acceptance of the Offer.

         After considering the report of the Special Committee, the Board of Directors (with Messrs. Anderson and Latina not participating at the meeting in the deliberations regarding the Offer and abstaining from voting in respect of the Offer) determined that the Offer is fair to Shareholders other than Elliott and Westgate. AS SET FORTH IN THE DIRECTORS' CIRCULAR, THE BOARD OF DIRECTORS RECOMMENDS THAT ALL SHAREHOLDERS OTHER THAN ELLIOTT AND WESTGATE ACCEPT THE OFFER.

ACQUISITION OF COMMON SHARES NOT DEPOSITED UNDER THE OFFER

         The purpose of the Offer is to acquire all of the Common Shares not already held by the Offeror. If the Offeror acquires under the Offer at least 90% of the Common Shares on a fully-diluted basis other than Common Shares held on the date hereof by or on behalf of the Acquiring Shareholders, the Offeror currently intends to acquire the Common Shares not deposited under the Offer pursuant to the compulsory acquisition provisions of Part 16 of the Act.

         If such statutory right of compulsory acquisition in respect of the Common Shares is not available, or if such minimum deposit condition is not satisfied and the Offeror waives such condition to the Offer, or if the Offeror elects not to proceed under such provisions, the Offeror currently intends to initiate such corporate actions or proceedings as may be legally available in order to acquire, directly or indirectly, all of the Common Shares on a fully-diluted basis not already held by or on behalf of the Acquiring Shareholders, with or without the consent of the holders thereof, or to terminate the holders' interests therein. See "Acquisition of Common Shares Not Deposited Under the Offer" in the Circular.

         The Offeror reserves the right, following the Expiry Time, to purchase additional Common Shares in the open market or otherwise to the extent permitted by applicable law.

CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

         The sale of Common Shares under the Offer will be a disposition for Canadian purposes and may give rise to tax consequences to the depositing Shareholder. See "Canadian Federal Income Tax Considerations" in the Circular.

DEPOSITARY

Montreal Trust Company of Canada is acting as depositary in Canada under the Offer. The Depositary will receive deposits of Common Shares and accompanying documentation at the offices specified in the Letter of Acceptance and Transmittal. The Depositary will also be responsible for giving certain notices, if required, and for making payment for all Common Shares purchased by the Offeror under the Offer.

SOLICITING DEALER GROUP

         Midland Walwyn Capital Inc. has been retained to act as Dealer Manager for the Offer in Canada. Midland Walwyn Capital Inc. will form a soliciting dealer group comprising members of the Investment Dealers Association of Canada and members of Canadian stock exchanges to solicit acceptances of the Offer in Canada.

                               OFFER TO PURCHASE

TO: HOLDERS OF COMMON SHARES OF SOLID STATE GEOPHYSICAL INC.

1.       THE OFFER

         The Offeror hereby offers, subject to the terms and conditions set forth in this Offer, in the Circular and in the related Letter of Acceptance and Transmittal and Notice of Guaranteed Delivery, to purchase all of the Common Shares of Solid State not held already by or on behalf of the Offeror or the Acquiring Shareholders, at a price of $3.50 cash per Common Share.


         THE OFFER IS MADE ONLY FOR THE COMMON SHARES AND IS NOT MADE FOR ANY STOCK OPTIONS OR OTHER RIGHTS, IF ANY, TO PURCHASE COMMON SHARES. ANY HOLDER OF STOCK OPTIONS WHO WISHES TO ACCEPT THE OFFER FOR THE UNDERLYING COMMON SHARES MUST EXERCISE SUCH OPTIONS IN ORDER TO OBTAIN CERTIFICATES REPRESENTING COMMON SHARES AND DEPOSIT SUCH COMMON SHARES IN ACCORDANCE WITH THE OFFER.

         The Circular, which is incorporated into and forms part of the Offer, contains important information and should be read carefully before making a decision with respect to the Offer.

         All currency amounts stated in this Offer, including the Summary preceding it and the Circular, are, unless otherwise specifically indicated, stated in Canadian dollars. All references to days in this Offer and the Circular are, unless otherwise specifically indicated, to calendar days.

2.       DEFINITIONS

         In this Offer, including the Summary preceding it and the Circular, unless the subject matter or context is inconsistent therewith, the following terms shall have the following meanings:

         (a) "Acquiring Shareholders" means collectively, the Offeror, Elliott, Westgate, Grant and their respective affiliates and associates;

         (b)      "Act" means the Business Corporations Act (Alberta);

         (c) "Solid State" or "Company" means Solid State Geophysical Inc., a corporation incorporated under the laws of Alberta;

         (d)      "Board of Directors" means the board of directors of Solid
                  State;

         (e)      "Circular" means the attached Circular;

         (f) "Common Shares" means the issued and outstanding common shares of the Company, including those issued pursuant to exercise of options;

         (g) "CVMQ Policy Q-27" means Policy Q-27 of the Commission des valeurs mobilieres du Quebec, as amended;

         (h)      "Dealer Manager" means Midland Walwyn Capital Inc.;

         (i)      "Depositary" means Montreal Trust Company of Canada;

         (j) "Directors' Circular" means the Directors' Circular dated November 27, 1997 distributed by Solid State to its Shareholders in respect of the Offer;

         (k) "Dollars" or "$" or "Canadian dollars" means lawful money of Canada and "US Dollars" or "U.S. $" or "United States dollars" means lawful money of the United States of America;

         (l) "Eligible Institution" means a Canadian chartered bank, a trust company in Canada, a member of a recognized stock exchange in Canada or a member of the Securities Transfer Agents Medallion Program (STAMP), or some other entity acceptable to the Depositary;

         (m) "Elliott" means Elliott Associates, L.P., a Delaware limited partnership;

         (n) "Expiry Time" means 6:00 p.m., Calgary time, on December 19, 1997, or such later time and date or times and dates as may be fixed by the Offeror from time to time pursuant to Section 4 of the Offer;

         (o)      "Grant" means Grant Geophysical, Inc., a Delaware corporation;

         (p) "Letter of Acceptance and Transmittal" means a letter of acceptance and transmittal in the form accompanying the Offer and Circular or a copy thereof;

         (q) "Notice of Guaranteed Delivery" means a notice of guaranteed delivery in the form accompanying the Offer and Circular or a copy thereof;

         (r) "Offer" means the offer made hereby by the Offeror to purchase Common Shares not already held by or on behalf of Acquiring Shareholders;

         (s) "Offer Period" means the period commencing on November 27, 1997 and ending on the Expiry Time;

         (t) "Offeror" means SSGI Acquisition Corp., a corporation incorporated under the laws of Alberta;

         (u) "OSC Policy 9.1" means Policy 9.1 of the Ontario Securities Commission, as amended;

         (v)      "ScotiaMcLeod" means ScotiaMcLeod Inc.;

         (w) "ScotiaMcLeod Valuation and Fairness Opinion" means the valuation report and fairness opinion of ScotiaMcLeod dated November 25, 1997, a copy of which is included as Schedule "A" to the Circular;

         (x)      "SEC" means the United States Securities and Exchange
                  Commission;

         (y) "Shareholder" or "Shareholders" means a holder or holders of Common Shares;

         (z) "Special Committee" means the special committee of the Board of Directors comprised of J. Richard Harris, formed to consider the Offer; and

         (aa) "Westgate" means Westgate International, L.P., a Cayman Islands limited partnership.

         Unless otherwise defined herein or unless the context otherwise requires, any term used herein which is defined in the Act shall have the meaning herein given to such term in the Act.

3.       MANNER AND TIME OF ACCEPTANCE

         The Offer will be open for acceptance, unless withdrawn or extended at the Offeror's sole discretion, until the Expiry Time.

         In order for a Shareholder to accept the Offer, the certificate(s) representing the Common Shares of such Shareholder, together with a properly completed and duly signed Letter of Acceptance and Transmittal or a manually executed photocopy thereof and all other documents required by the Letter of Acceptance and Transmittal, must be received by the Depositary at or prior to the Expiry Time at one of the offices listed in the Letter of Acceptance and Transmittal.

         Except as otherwise provided in the instructions to the Letter of Acceptance and Transmittal, the signature on the Letter of Acceptance and Transmittal must be guaranteed by an Eligible Institution. If a Letter of Acceptance and Transmittal is signed by a person other than the registered holder of the certificate(s) deposited therewith, the certificate(s) must be endorsed or be accompanied by an appropriate share transfer power of attorney duly and properly completed by the registered holder, with the signature on the endorsement panel or share transfer power of attorney guaranteed by an Eligible Institution. The Offer will be deemed to be accepted only if the Depositary has actually received these documents at or prior to the Expiry Time.

         Shareholders who cannot comply on a timely basis with the foregoing procedures for acceptance of the Offer may nevertheless accept the Offer by following the procedures for guaranteed delivery set forth below.

PROCEDURE FOR GUARANTEED DELIVERY

         If a Shareholder wishes to deposit Common Shares pursuant to the Offer and (i) the certificates representing such Common Shares are not immediately available, or (ii) such Shareholder cannot deliver the certificates representing such Common Shares and all other required documents to one of the offices of the Depositary specified in the Letter of Acceptance and Transmittal at or prior to the Expiry Time, such Common Shares may nevertheless be deposited under the Offer, provided that all of the following conditions are met:

         (i)      such deposit is made by or through an Eligible Institution;

         (ii) a properly completed and duly executed Notice of Guaranteed Delivery, or an executed facsimile thereof, is received by the Depositary at its principal office in Toronto at or prior to the Expiry Time; and

         (iii) the certificates representing such deposited Common Shares in proper form for transfer, together with a properly completed and duly executed Letter of Acceptance and Transmittal, or a manually executed photocopy thereof, covering such Common Shares with any required signature guarantees and any other required documents, are received by the Depositary at its principal office in Toronto prior to 5:00 p.m., Toronto time, on or before the third trading day on The Toronto Stock Exchange after the Expiry Time. Delivery to any office of the Depositary other than its principal office in Toronto does not constitute delivery for the purpose of satisfying a guaranteed delivery.

         The Notice of Guaranteed Delivery may be delivered by hand, mailed or transmitted by facsimile transmission to the Depositary only at its principal office in Toronto and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

GENERAL

         In all cases, payment for Common Shares deposited and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates representing Common Shares, a properly completed and duly signed Letter of Acceptance and Transmittal, or a manually signed photocopy thereof covering such Common Shares, with the signatures guaranteed in accordance with the transmittal instructions set out therein, and any other required documents.

         THE METHOD OF DELIVERY OF CERTIFICATES REPRESENTING COMMON SHARES AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE PERSON DEPOSITING THE SAME. THE OFFEROR RECOMMENDS THAT SUCH DOCUMENTS BE DELIVERED BY HAND TO THE DEPOSITARY AND A RECEIPT OBTAINED OR, IF MAILED, THAT REGISTERED MAIL WITH RETURN RECEIPT REQUESTED BE USED AND THAT PROPER INSURANCE BE OBTAINED. SHAREHOLDERS WHOSE COMMON SHARES ARE REGISTERED IN THE NAME OF A NOMINEE SHOULD CONTACT THEIR BROKER, INVESTMENT DEALER, BANK, TRUST COMPANY OR OTHER NOMINEE FOR ASSISTANCE IN DEPOSITING COMMON SHARES.

         All questions as to the validity, form, eligibility (including timely receipt) and acceptance of any Common Shares deposited pursuant to the Offer, including the propriety and effect of the execution of the Letter of Acceptance and Transmittal and/or Notice of Guaranteed Delivery, will be determined by the Offeror in its sole discretion. Depositing Shareholders agree that such determinations shall be final and binding. The Offeror reserves the absolute right to reject any and all deposits which it determines not to be in proper form or which, in the opinion of its counsel, may be unlawful to accept under the laws of any jurisdiction. The Offeror reserves the absolute right to waive any defect or irregularity in the deposit of any Common Shares. There shall be no obligation on the Offeror, the Depositary or any other person to give notice of any defects or irregularities in any deposit and no liability shall be incurred by any of them for failure to give any such notice. The Offeror's interpretation of the terms and conditions of this Offer (including the Circular, the Letter of Acceptance and Transmittal and the Notice of Guaranteed Delivery) will be final and binding.

         The deposit of Common Shares pursuant to the procedures herein will constitute a binding agreement between the depositing Shareholder and the Offeror upon the terms and subject to the conditions of the Offer, including the depositing Shareholder's representation and warranty that (i) such Shareholder has full power and authority to deposit, sell, assign and transfer without restriction the Common Shares being deposited, (ii) the deposit of such Common Shares complies with applicable securities laws, and (iii) when such Common Shares are taken up and paid for by the Offeror, the Offeror will acquire good and marketable title thereto free and clear of all liens, restrictions, charges, encumbrances, claims and equities of any nature whatsoever.

         The Offeror reserves the right to permit Shareholders to accept the Offer in a manner other than that set out above.

4.       EXTENSION OF THE EXPIRY TIME

         This Offer is open for acceptance until, but not after, the Expiry
Time.
         The Offeror expressly reserves the right, in its sole discretion, at any time while the Offer is open for acceptance (or as otherwise permitted by applicable law), to extend the period of time during which the Offer is open by giving written notice or other notice confirmed in writing to the Depositary at its principal office in Toronto, Ontario as set forth under
Section 5 of the Offer.

         If the Offeror varies the terms of the Offer by extending the Expiry Time in the manner set forth above, the Offeror will, forthwith after giving written notice of such extension to the Depositary, inform The Toronto Stock Exchange and make a public announcement of the extension, which public announcement shall indicate the approximate number of Common Shares deposited to date and shall be made not later than 9:00 a.m., Toronto time, on the next day after the previously scheduled Expiry Time which is not a Saturday, Sunday or statutory holiday in Alberta, Canada.

         Unless expressly stated at the time of any such extension, an extension of the Expiry Time shall not constitute a waiver by the Offeror of any of its rights under Section 6 of the Offer.

         Notwithstanding the foregoing, the Expiry Time may not be extended by the Offeror if all of the terms and conditions of the Offer have been complied with or waived by the Offeror unless the Offeror first takes up and pays for all Common Shares validly deposited thereunder and not withdrawn.

5.       VARIATION OF THE OFFER

         The Offeror expressly reserves the right, in its sole discretion, from time to time during the period of time the Offer is open for acceptance (or otherwise as permitted by applicable law), to vary the terms of the Offer by written notice, or other notice confirmed in writing, to the Depositary at its principal office in Toronto, Ontario.

         Unless expressly stated at the time of any such variation, a variation of the Offer shall not constitute a waiver by the Offeror of any of its rights set forth in Section 6 of the Offer.

         If the terms of the Offer are varied, the Offeror will thereafter, except as otherwise permitted by applicable law, cause the Depositary to give a written notice of variation (a "Notice of Variation") to all registered holders of Common Shares at their respective addresses shown on the securities register of the Company, in the manner indicated in Section 12 of the Offer.

         Subject to, or unless otherwise permitted by, applicable law, where the terms of the Offer are varied, except for a variation consisting solely of a waiver of a condition provided for in Section 6 of the Offer, the Offer shall not expire before 10 days after the Notice of Variation in respect of such variation has been given to registered holders of the Common Shares.

         During any extension of the Offer or subsequent to any variation in the terms of the Offer, all Common Shares previously deposited and not taken up and paid for or withdrawn will remain subject to the Offer and may be accepted for purchase by the Offeror, subject to any withdrawal rights described in Section 7 of the Offer.

6.       Conditions

         Notwithstanding any other provision of the Offer, the Offeror reserves the right to withdraw or terminate the Offer and shall not be required to take up and pay for, or may extend the period of time during which the Offer is open and postpone taking up and paying for, any Common Shares deposited under the Offer unless all of the following conditions are satisfied:

         (a) at least 90% of the Common Shares on a fully-diluted basis to which the Offer relates have been deposited under the Offer and not withdrawn;

         (b) no action, suit or proceeding shall have been taken before or by any domestic or foreign court or tribunal or governmental agency or other regulatory authority or administrative agency or commission by any elected or appointed public official or private person (including, without limitation, any individual, corporation, firm, group or other entity) in Canada or elsewhere, whether or not having the force of law, and no law, regulation or policy shall have been proposed, enacted, promulgated or applied:

                  (i) to cease trade, enjoin, prohibit or impose material limitations or conditions on the purchase by, or the sale to, the Offeror of Common Shares or the right of the Offeror to own or exercise full rights of ownership of Common Shares, or

                  (ii) which, in the sole judgment of the Offeror, acting reasonably in the circumstances, if the Offer were consummated would materially and adversely affect Solid State;

         (c) there shall not exist any prohibition at law against the Offeror making the Offer or taking up and paying for 100% of the Common Shares under the Offer;

         (d) there shall not have occurred (and there shall not have been generally disclosed, if not previously disclosed generally and not disclosed to the Offeror in writing) any change (or any condition, event or development involving a prospective change) in the business, assets, capitalization, financial condition, licenses, permits, rights, privileges or liabilities, whether contractual or otherwise, of Solid State or any of its subsidiaries considered as a whole which, in the sole judgement of the Offeror, is materially adverse;

         (e) the Offeror shall not have become aware of any untrue statement of material fact, or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made and at the date it was made (after giving effect to all subsequent filings in relation to all matters covered in earlier filings) in any document filed by or on behalf of Solid State with any securities commission or similar securities regulatory authority in any of the provinces of Canada prior to November 27, 1997, including without limitation any annual information form, financial statement, material change report or management proxy circular or in any document so filed or released by Solid State to the public on or following November 27, 1997;

         (f) the Offeror shall have determined, in its sole judgement, that no legal impediment exists, whether arising under law or regulation, or by actions of a court or an administrative agency, and that no proceedings are pending before a court or administrative agency, that have the consequence (or would, if successful, have the consequence) of preventing or adversely affecting the ability of the Offeror to effect a subsequent acquisition transaction on the basis described in " Acquisition of Common Shares Not Deposited Under the Offer" in the Offering Circular (including pursuant to the exemptions described therein); and

         (g) during the time the Offer is outstanding, there shall not have occurred any change in the general economic, financial, currency exchange or securities market conditions in Canada or the United States or any part thereof which, in the sole judgment of the Offeror, has or may have a material adverse effect on the value of Solid State.

         The foregoing conditions are for the exclusive benefit of the Offeror and may be asserted at any time, regardless of the circumstances giving rise to such assertion (including any action or inaction by the Offeror). The Offeror, in its sole discretion, may waive any of the foregoing conditions in whole or in part at any time and from time to time, before and after the Expiry Time, without prejudice to any of the rights which the Offeror may have. The failure by the Offeror at any time to exercise or assert any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be exercised or asserted at any time and from time to time. Any determination by the Offeror concerning the events described in this Section 6 will be final and binding upon all parties.

         Any waiver of a condition or the withdrawal of the Offer shall be effective upon written notice or other notice confirmed in writing to that effect given by the Offeror to the Depositary at its principal office in Toronto. The Offeror, forthwith after giving any such notice, shall make a public announcement of such waiver or withdrawal. If the Offer is withdrawn, the Offeror shall not be obligated to take up or pay for any Common Shares deposited under the Offer and the Depositary will promptly return all certificates for deposited Common Shares and Letters of Acceptance and Transmittal and Notices of Guaranteed Delivery and related documents to the parties by whom they were deposited at the Offeror's expense.

7.       WITHDRAWAL OF DEPOSITED COMMON SHARES

         All deposits of Common Shares pursuant to the Offer are irrevocable (subject to applicable law) provided that any Common Shares deposited in acceptance of the Offer may be withdrawn by or on behalf of the depositing
Shareholder:

         (a) at any time before 12:00 midnight, local time, on December 18, 1997;

         (b) at any time before the expiration of the tenth day after the date upon which either:

                  (i) a notice of change relating to a change which has occurred in the information contained in the Offer, which change is one that would reasonably be expected to affect the decision of a holder of Common Shares to accept or reject the Offer (other than a change that is not within the control of the Offeror or of any affiliate of the Offeror) is mailed, delivered or otherwise properly communicated, in the event that such change occurs before the Expiry Time or after the Expiry Time but before the expiry of all rights of withdrawal in respect of the Offer, or

                  (ii) a notice of variation concerning a variation in the terms of the Offer (other than a variation consisting of an increase in the consideration offered for the Common Shares where the time for deposit is not extended for a period greater than 10 days or a variation consisting solely of the waiver of a condition of the Offer) is mailed, delivered or otherwise properly communicated, but only if such deposited Common Shares have not been taken up by the Offeror at the time of the notice, subject to abridgement of that period pursuant to such orders as may be granted by Canadian courts or securities regulatory authorities; and

         (c) at any time after 12:00 midnight, local time, on January 11, 1998, provided that such Common Shares have not been taken up and paid for by the Offeror prior to the receipt by the Depositary of the notice of withdrawal in respect of such Common Shares.

         Withdrawal of Common Shares deposited must be effected by notice of withdrawal, which must be made by the depositing Shareholder or such Shareholder's agent and must be actually received by the Depositary within the applicable time limits indicated above at the office at which such Common Shares were deposited. Any such notice of withdrawal must be in writing (which includes telegraphic communication or notice by facsimile or other electronic means that produces a printed copy) and must be signed by the person who signed the Letter of Acceptance and Transmittal (or Notice of Guaranteed Delivery) which accompanied the certificates for the Common Shares which are to be withdrawn. Any such notice must also specify: (i) the name of the person who deposited the Common Shares to be withdrawn; (ii) the number of Common Shares to be withdrawn;
(iii) the names(s) of the registered holder(s) of the Common Shares that have been delivered or otherwise identified to the Depositary; and (iv) if the certificates representing the Common Shares have been delivered to the Depositary, the certificate number shown on each certificate evidencing Common Shares to be withdrawn. Any signature on the withdrawal notice must be guaranteed by an Eligible Institution, in the same manner as the Letter of Transmittal and Acceptance or Notice of Guaranteed Delivery, unless deposited for the account of an Eligible Institution. There shall be no obligation on the Offeror, the Depositary or any other person to give notice of any defects or irregularities in any notice of withdrawal and no liability shall be incurred by any of them for failure to give notice of any such defects.

         All questions as to the validity, form and eligibility (including timely receipt) of notices of withdrawal shall be determined by the Offeror in its sole discretion. Depositing Shareholders agree such determinations shall be final and binding.

         If the Offeror extends the Offer, is delayed in taking up or paying for Common Shares or is unable to take up or pay for Common Shares for any reason, then, without prejudice to the Offeror's rights hereunder, deposited Common Shares may be retained by the Depositary on behalf of the Offeror and may not be withdrawn except to the extent that depositing Shareholders are entitled to withdrawal rights as set forth in this Section 7 or pursuant to any applicable law.

         Any Common Shares withdrawn will be deemed not validly deposited for the purposes of the Offer, but may be redeposited at any subsequent time at or prior to the Expiry Time by following any of the procedures described in Section 3 of the Offer.

         In addition to the foregoing rights of withdrawal, Shareholders in certain provinces of Canada are entitled to statutory rights of rescission in certain circumstances. See "Statutory Rights" in the Circular.

8.       PAYMENT FOR DEPOSITED COMMON SHARES

         Where all the terms and conditions attached to the Offer have been complied with or waived, the Offeror will take up and pay for Common Shares validly deposited under the Offer (and not withdrawn pursuant to Section 7 of the Offer) within all time periods prescribed by applicable law.

         Subject to applicable law, the Offeror may, in its discretion, at any time before the Expiry Time if the applicable rights to withdraw any deposited Common Shares have expired, take up and pay for all such Common Shares then deposited under the Offer provided the Offeror agrees to take up and pay for all additional Common Shares validly deposited thereafter and prior to the Expiry Time.

         Subject to applicable law, the Offeror expressly reserves the right, in its sole discretion, to delay taking up or paying for any Common Shares or to terminate the Offer and not take up or pay for any Common Shares if any condition specified in Section 6 of the Offer is not satisfied or waived, by giving written notice or other notice confirmed in writing to that effect to the Depositary at its principal office in Toronto, Ontario. The Offeror also expressly reserves the right, in its sole discretion, to delay taking up and paying for Common

         Shares in order to comply, in whole or in part, with any applicable law. For the purposes of the Offer, the Offeror shall be deemed to have taken up and to have accepted for payment Common Shares validly deposited and not withdrawn pursuant to the Offer (and thereby purchased such Common Shares) if, as and when the Offeror shall give the Depositary written notice or other notice confirmed in writing to that effect.

         The Offeror will pay for Common Shares validly deposited under the Offer and not withdrawn by providing the Depositary with a sufficient amount of Canadian dollars (by bank transfer or other means satisfactory to the Depositary) for transmittal to Shareholders. Under no circumstances will interest be paid by the Offeror or the Depositary to any Shareholder on the purchase price of the Common Shares purchased by the Offeror, regardless of any delay in making such payment. The Depositary will act as the agent of persons who have deposited Common Shares in acceptance of the Offer for the purposes of receiving payment from the Offeror and transmitting payment to such persons. Receipt of payment by the Depositary will be deemed to constitute receipt of payment by persons depositing Common Shares.

         Unless otherwise directed by the Letter of Acceptance and Transmittal, settlement will be made by the Depositary issuing or causing to be issued a cheque in the name of the registered holder of the Common Shares so deposited. Unless the depositing Shareholder instructs the Depositary to hold the cheque for pick-up by checking the appropriate box in the Letter of Acceptance and Transmittal, cheques will be forwarded by first class mail, postage prepaid, to such persons at the address specified in the Letter of Acceptance and Transmittal or, if no address is therein specified, cheques will be forwarded to the address of the holder as shown on the securities register of the Company.

         DEPOSITING SHAREHOLDERS WILL NOT BE OBLIGATED TO PAY BROKERAGE COMMISSIONS OR TRANSFER CHARGES, IF ANY.

9.       RETURN OF COMMON SHARES

         If any deposited common Shares are not taken up and paid for by the Offeror pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Common Shares than are deposited, certificates for Common Shares not taken up and paid for by the Offeror will be returned, without expense to the depositing Shareholder, by forwarding certificates representing such Common Shares by first class mail, postage prepaid, to the address of the depositing Shareholder specified in the Letter of Acceptance and Transmittal or, if no such address is specified, then to the address of such Shareholder as shown on the securities register of the Company, promptly following the Expiry Time or withdrawal or termination of the Offer.

10.       CHANGES IN CAPITALIZATION, DISTRIBUTION AND LIENS

         If, on or after the date of the Offer, the Company should subdivide, consolidate or otherwise change any of the Common Shares or its capitalization, or should disclose that it has taken any such action or intends to take any such action, then the Offeror may, in its sole discretion, make such adjustments as it deems appropriate to reflect such subdivision, consolidation or other change in the purchase price and the other terms of the Offer, as the case may be (including, without limitation, the type of securities offered to be purchased and the amounts payable therefor).

         Common Shares acquired pursuant to the Offer shall be transferred by the Shareholder and acquired by the Offeror free and clear of all liens, restrictions, charges, encumbrances, claims and equities but together with all rights and benefits arising therefrom, including the right to all dividends, distributions, payments, securities, rights, assets or other interests (collectively "Interests") which may be accrued, declared, paid, issued, distributed, made or transferred on or after the date of the Offer on, or in respect of, the Common

Shares. If, notwithstanding such acquisition of Common Shares by the Offeror pursuant to the Offer, any Interests are received by or made payable to or to the order of a depositing Shareholder, such Interests will be received and held by the depositing Shareholder for the account of the Offeror and shall be forthwith remitted and transferred by the depositing Shareholder to the Depositary for the account of the Offeror, together with all necessary assignments or endorsements in respect thereof. Pending such remittance, the Offeror will be entitled to all rights and privileges as owner of any such Interest, and may withhold the entire purchase price payable by the Offeror pursuant to this Offer or deduct from the purchase price payable by the Offeror pursuant to this Offer the amount or value thereof, as determined by the Offeror in its sole discretion.

11.      MAIL SERVICE INTERRUPTION

         Notwithstanding the provisions of this Offer or the Letter of Acceptance and Transmittal or the Notice of Guaranteed Delivery, cheques, certificates and any other relevant documents need not be mailed by the Depositary if the Offeror determines, in its sole discretion, that delivery thereof by mail may be delayed. Persons entitled to cheques which are not mailed for the foregoing reason may take delivery thereof at the office of the Depositary at which the Common Shares in respect of which the cheque is being issued were deposited, upon application to the Depositary until such time as the Offeror has determined, in its sole discretion, that delivery by mail will no longer be delayed. Notwithstanding Section 8 of the Offer, cheques not mailed for the foregoing reason will be conclusively deemed to have been delivered on the first day upon which they are available for delivery to the depositing Shareholder at the appropriate office of the Depositary. Notice of any determination made by the Offeror that mail service may be delayed shall be given in accordance with Section 12 of the Offer.

12.      Notice

         Without limiting any other lawful method of giving notice, any notice to be given to Shareholders by the Offeror or the Depositary pursuant to this Offer will be deemed to have been properly given if it is mailed by first class mail, postage prepaid, to the registered holders of the Common Shares at their respective addresses as shown on the securities register of the Company. These provisions apply notwithstanding any accidental omission to give notice to any one or more Shareholders and notwithstanding any interruption of mail services following mailing. In the event of any interruption of mail service following mailing, the Offeror intends to make reasonable efforts to disseminate the notice by other means, such as publication or delivery by courier. Except as otherwise required or permitted by applicable law, if post offices in Canada are not open for the deposit of mail, any notice which the Offeror, the Depositary may give or cause to be given under this Offer will be deemed to have been properly given and to have been received by Shareholders to whom the Offer is made if it is given to The Toronto Stock Exchange for dissemination through their facilities, or if it is published once in the nationally circulated edition of The Globe and Mail.

         The Offer, the Circular, the Letter of Acceptance and Transmittal and the Notice of Guaranteed Delivery will be mailed or couriered to registered holders of Common Shares and to each director of Solid State and the Offeror will use its reasonable efforts to furnish such documents to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the securities register of the Company, or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmission to beneficial owners of Common Shares when such list or listing is received.

         Wherever the Offer calls for documents to be delivered to the Depositary, such documents will not be considered delivered unless and until they have been physically received at one of the addresses noted for the Depositary in the Letter of Acceptance and Transmittal, except that wherever the Offer calls for documents to be delivered to a particular office of the Depositary, such documents will not be considered delivered unless and until they have been physically received at that particular office at the address noted in the Letter of Acceptance and Transmittal.

13. ACQUISITION OF COMMON SHARES NOT DEPOSITED UNDER THE OFFER

         If, within 120 days after the date hereof, the Offer has been accepted by the holders of not less than 90% of the Common Shares on a fully-diluted basis, other than Common Shares held on the date hereof by or on behalf of the Acquiring Shareholders, then the Offeror currently intends to acquire the Common Shares held by those Shareholders who have not accepted the Offer pursuant to the provisions of Part 16 of the Act on the same terms and at the same price that the Offeror acquired Common Shares from holders of Common Shares who accepted the Offer. See "Acquisition of Common Shares Not Deposited Under the Offer" in the Circular and, for a discussion of the tax consequences to Shareholders who dispose of their Common Shares pursuant to the provisions of
Part 16 of the Act, see "Canadian Federal Income Tax Considerations" in the Circular.

         If such statutory right of compulsory acquisition in respect of the Common Shares is not available or if the minimum deposit condition is not satisfied and the Offeror waives such condition to the Offer, or if the Offeror elects not to proceed under such provisions, the Offeror currently intends to initiate such corporate actions or proceedings as may be legally available to acquire all of the Common Shares with or without the consent of the Shareholders, or to terminate their interests therein. See "Acquisition of Common Shares Not Deposited Under the Offer" in the Circular.

14.      MARKET PURCHASES

         The Offeror has no present intention of acquiring any Common Shares while the Offer is outstanding other than as described in the Circular or the Offer. However, the Offeror reserves the right to, and may, acquire, or cause an affiliate to acquire, beneficial ownership of Common Shares by making purchases through the facilities of The Toronto Stock Exchange, subject to applicable law, at any time prior to the Expiry Time. In no event will the Offeror make any such purchases of Common Shares until the third business day following the date of the Offer or at a price in excess of that offered pursuant to the Offer.

         The aggregate number of Common Shares acquired in this manner will not exceed 5% of the outstanding Common Shares on the date hereof and the Offeror will issue and file a press release forthwith after the close of business of The Toronto Stock Exchange on each day on which Common Shares have been purchased. Any Common Shares so purchased will count in any determination as to whether the minimum deposit condition specified in paragraph 6(a) of the Offer has been satisfied.

15.      MISCELLANEOUS ADDITIONAL TERMS

         The following additional terms apply to the Offer.

         (a) The provisions of the accompanying Circular and the Letter of Acceptance and Transmittal and the Notice of Guaranteed Delivery form part of the Offer and should be read carefully before making a decision with respect to the Offer. The Offeror shall, in its sole discretion, be entitled to make a final and binding determination of all questions relating to the interpretation of the Offer, the Circular and the Letter of Acceptance and Transmittal and the Notice of Guaranteed Delivery.

         (b) The Offeror reserves the right to transfer to one or more affiliates the right to purchase all or any portion of the Common Shares deposited pursuant to the Offer but any such transfer will not relieve the Offeror of its obligations under the Offer and will in no way prejudice the rights of persons depositing Common Shares to receive payment for Common Shares validly deposited and accepted for payment pursuant to the Offer.

         (c) The Offer and all contracts resulting from the acceptance of the Offer shall be governed by, and construed in accordance with, the laws of the Province of Alberta and the laws of Canada applicable therein.

         (d) The Offer is only being made to, and deposits will only be accepted from or on behalf of, Shareholders in jurisdictions in which the making or acceptance of the Offer would be in compliance with the laws of such jurisdictions. The Offeror may, in its sole discretion, take such action as it may deem necessary to extend the Offer to Shareholders in any jurisdiction in which the making or acceptance of the Offer would otherwise fail to comply with the laws of such jurisdiction.

         (e) NO BROKER, DEALER OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF THE OFFEROR OTHER THAN AS SET FORTH IN THE OFFER, AND, IF ANY SUCH INFORMATION OR REPRESENTATION IS GIVEN OR MADE, IT MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

Dated: November 27, 1997


                                                  SSGI ACQUISITION CORP.



                                                  By: (Signed) Jon Pollock
                                                       President

                                    CIRCULAR

         This Circular is furnished in connection with the Offer, dated November 27, 1997, made by the Offeror, to purchase, on the terms and subject to the conditions set out therein, all of the Common Shares of Solid State not held by the Offeror or its affiliates, for $3.50 per Common Share in cash. The terms and provisions of the Offer are incorporated into and form part of this Circular, and the Offer and the Circular together constitute the take-over bid circular of the Offeror. Shareholders should refer to the Offer for details of the terms and conditions of the Offer, including details as to payment and withdrawal rights. Defined terms used in the Offer are used herein with the same meaning unless the context otherwise requires. All currency amounts stated in dollars herein are in Canadian dollars unless otherwise specifically stated.

         Except as otherwise indicated, the information concerning Solid State contained in the Offer and this Circular has been taken from or based upon publicly available documents and records on file with Canadian securities administrators and other public sources. Although the Offeror has no knowledge that would indicate that any statements contained herein relating to Solid State or taken from or based on such documents and records are untrue or incomplete, neither the Offeror nor its officers or directors assumes any responsibility for the accuracy or completeness of the information relating to Solid State or contained in such documents and records, or for any failure by Solid State to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to the Offeror.

1.       THE OFFEROR, GRANT, ELLIOTT AND WESTGATE

         The Offeror was incorporated under the laws of Alberta on October, 1997. The Offeror's registered office is at 1900, 333-7th Avenue S.W., Calgary, Alberta, T2P 2Z1. To date the Offeror has not engaged in any activities other than those incidental to its organization and those relating to the making of the Offer. The Offeror is subject to a unanimous shareholders agreement which vests the powers of the directors of the Offeror in the shareholder of the Offeror.

         The Offeror is a wholly-owned subsidiary of Grant, a Delaware corporation incorporated on September 30, 1997. Grant is a service company providing geophysical data acquisition services to the oil and gas industry in both U.S. and international markets. Grant acquired its business on September 30, 1997 from a predecessor corporation that had filed for bankruptcy in late 1996. Elliott, a significant lender to the predecessor corporation, owns as of November 28, 1997 all of the issued and outstanding common shares of Grant.

         Elliott is a Delaware limited partnership and Westgate is a Cayman Islands limited partnership, each of which invests and trades in a wide range of United States and non-United States equity and debt securities and other financial and investment interests, instruments and property. Elliott commenced operations in 1977 and its investors include pension plans, corporations, family groups and individuals, including a substantial investment by the general partner and his family. The general partners of Elliott are Mr. Paul E. Singer and Braxton Associates, L.P., which was formed by Mr. Singer in 1975. As of January 1, 1997, Elliott's total capital was approximately U.S.$597 million. Westgate is managed by Martley International, Inc., a Delaware corporation principally owned by Mr. Singer and a trust for certain of his family members. As of November 20, 1997, Elliott held 5,963,565 Common Shares and Westgate held 3,341,544 Common Shares. Prior to acquiring Common Shares under the Offer, the Common Shares held by Elliott and Westgate will be transferred to the Offeror for additional shares of Grant. Elliott's executive offices are located at 712 Fifth Avenue, 36th Floor, New York, New York, 10019. Westgate's executive offices are located at c/o Midland Bank Trust Corporation (Cayman) Limited, Mary Street, Cayman Islands.

2.       SOLID STATE

         Solid State was incorporated under the Act on January 7, 1985, as Solid State Exploration Ltd. On June 30, 1993, the Company completed a reorganization of its share capital and also changed its name from Solid State Exploration Ltd. to Solid State Geophysical Inc., removed the restrictions limiting the number of shareholders to not more than fifty and the restrictions on the transfer of shares of the Company on June 30, 1993. On July 6, 1993, Solid State adopted new by-laws consistent with those of a public company.

         Solid State is a service company providing geophysical data acquisition services to the oil and gas, and mining industries in both the Canadian and international markets. The Company markets its geophysical data acquisition services from its offices in Calgary, Alberta; Houston, Texas; and Santa Cruz, Bolivia.

         The holders of Common Shares are entitled to one vote per Common Share at all meetings of Shareholders. As at the close of business on November 20, 1997, there were 14,260,529 Common Shares outstanding. In addition, as at the close of business on November 20, 1997, the directors, officers and employees of Solid State and certain other persons had a beneficial interest in 627,000 Common Shares through vested options.

         Solid State's registered and executive offices are located at 7309 Flint Road South, Calgary, S.E., Alberta, T2H 1G3 and its telephone number is
(403) 255-9388.

3.       PRIOR DEALINGS, CONTRACTS AND ARRANGEMENTS

         Except as otherwise disclosed in this Circular, including under "Ownership of and Prior Trading in the Securities of Solid State" and described below, there are no: (i) material business relationships between the Offeror or its affiliates and Solid State; (ii) arrangements or agreements made or currently proposed to be made between the Offeror or its affiliates and any of the directors or senior officers of Solid State, including arrangements or agreements with respect to compensation for loss of office or as to their remaining in or retiring from office if the Offer is successful; or (iii) contracts, arrangements or understandings, formal or informal, between the Offeror or its affiliates and any Shareholder or any other person with respect to any Common Shares in relation to the Offer. Solid State has entered into a new employment agreement with Mitchell L. Peters respecting his ongoing employment with Solid State. The new employment agreement has an initial term through December 31, 2000 and provides for an annual base salary of $230,000. The new employment agreement provides generally that, if Mr. Peters is terminated for any reason other than for "cause" (as defined in the employment agreement), Solid State must make a payment equal to two-times his annual base salary in effect as of the date of termination. Mr. Peters has agreed pursuant to the new employment agreement not to compete with Solid State by engaging in any "competing business" (as defined in the employment agreement) for a period of 24 months following termination of employment. During such period, Mr. Peters shall be entitled to receive compensation at a per annum rate equal to 50% of his annual base salary. In connection with signing of the new employment agreement, Mr. Peters agreed to forego payments under his prior employment agreement with Solid State, other than his right to receive $690,000 on a change of control in Solid State and his right to exercise options previously granted to him. Under the new employment agreement, Mr. Peters will also be entitled to receive an initial award of options under Grant's 1997 Equity and Performance Incentive Plan equal to 75% of the initial award to Grant's chief executive officer. The employment agreement also provides for participation by Mr. Peters in other plans of Solid State and for other perquisites.

4. BACKGROUND TO THE OFFER, FAIRNESS OF THE OFFER, PURPOSE FOR THE OFFER AND PLANS FOR SOLID STATE

         Background to the Offer

         In early September 1997, representatives of Elliott met with J. Richard Harris, an independent member of the Board of Directors, to discuss various options available to Elliott, including the possibility of Elliott pursuing a going private transaction with respect to Solid State. Mr. Harris was requested to consider retaining an independent valuer to undertake preliminary valuation work, with a view to determining whether a going private transaction might be feasible. On September 26, 1997, representatives of Elliott met with Mitchell Peters, the President and Chief Executive Officer of the Company and with counsel to Solid State, at which meeting the options available to Elliott and Westgate were discussed. On September 29, 1997, Elliott and Westgate publicly announced that they were considering making a take-over bid or other acquisition proposal to acquire all the Common Shares which they did not own. Elliott and Westgate further requested the Board of Directors to form a special committee of the directors and to retain an independent advisor to prepare a valuation of Solid State in accordance with OSC Policy 9.1 and CMVQ Policy Q-27.

         In response to the commencement by Elliott and Westgate of a potential offer, the Board of Directors formally constituted the Special Committee on September 29, 1997. The Special Committee is comprised of J. Richard Harris, who is not an officer, employee or insider of Solid State (except by virtue of being a director of Solid State) or of the Acquiring Shareholders. The Special Committee was given the mandate to review and consider all matters and documents relevant to the proposed offer and to recommend to the Board of Directors whether such proposal was fair to the holders of Common Shares other than Elliott and Westgate.

         By letter dated as of October 9, 1997, ScotiaMcLeod was engaged by the Special Committee to provide a formal valuation of the Common Shares as required by OSC Policy 9.1 and CVMQ Policy Q-27. See "ScotiaMcLeod Valuation and Fairness Opinion".

         The Special Committee has had several meetings with ScotiaMcLeod, reviewed the ScotiaMcLeod Valuation and Fairness Opinion and the Offer and presented a report to the Board of Directors containing its conclusions and recommendations. Representatives of Elliott met on several occasions with representatives of ScotiaMcLeod and the Special Committee to respond to inquiries concerning Elliott.

         On November 14, 1997, Elliott was advised that ScotiaMcLeod had established a range of values for the Common Shares of between $2.80 and $3.60. On November 25, 1997, Elliott advised the Board of Directors that it intended to cause an indirect subsidiary of Elliott to make a take-over bid at $3.50 per share in cash. The Special Committee concluded that the Offer and the consideration to be received thereunder are fair to the shareholders of Solid State other than Elliott and Westgate. The Special Committee recommended that the Board of Directors recommend the acceptance of the Offer.

         After considering the report of the Special Committee, the Board of Directors (with Messrs. Anderson and Latina not participating at the meeting in the deliberations regarding the Offer and abstaining from voting in respect of the Offer) determined that the Offer is fair to Shareholders other than Elliott and Westgate.

         AS SET FORTH IN THE DIRECTORS' CIRCULAR, THE BOARD OF DIRECTORS RECOMMENDS THAT ALL SHAREHOLDERS OTHER THAN ELLIOTT AND WESTGATE ACCEPT THE OFFER.

         Fairness of the Offer

         The Offeror believes that the Offer is fair to Shareholders other than the Acquiring Shareholders based upon, among other things, the following factors:

         (a) Shareholders other than the Offeror will receive a premium over the historical trading prices of the Common Shares prior to the announcement of the Offer. On September 26, 1997, the day prior to the date Elliott and Westgate announced on September 29, 1997 that they were considering making an offer for all the Common Shares at $3.00 per share, the closing price of the Common Shares on The Toronto Stock Exchange was $2.55;

         (b) the consideration to be paid pursuant to the Offer is cash and is in the upper end of the range of values established by ScotiaMcLeod;

         (c) the opinion of ScotiaMcLeod is that the consideration to be paid pursuant to the Offer is fair, from a financial point of view, to Shareholders other than Elliott and Westgate and the Special Committee and the Board of Directors have determined that the Offer is fair to Shareholders other than Elliott and Westgate and the Board of Directors has recommended that Shareholders other than Elliott and Westgate accept the Offer; and

         (d) if a significant number of Common Shares are taken up and paid for under the Offer but no subsequent acquisition transaction is completed, the liquidity of the secondary market for the Common Shares may be significantly reduced and, if the Common Shares are not then listed for trading on an organized exchange, the ability of shareholders to dispose of Common Shares will be adversely affected.

         Purpose for the Offer

         The purpose of the Offer is to make Solid State a wholly-owned subsidiary of the Offeror by having the Offeror acquire all of the Common Shares not already held by the Acquiring Shareholders. The Offeror believes that the Offer provides shareholders an opportunity to realize value on their investment. By consolidating the shareholdings of Solid State in one owner, Grant and its shareholders can pursue the integration of the business and operations of Solid State with the business and operations of Grant and the refinancing of the significant debt which Solid State has incurred. In addition, as a non-public company, Solid State would avoid the expenses associated with financial and other ongoing reporting obligations applicable to public companies in Canada.

         As discussed in "Acquisition of Common Shares Not Deposited Under the Offer", assuming the Offer is successful, the Offeror's current intention is to acquire compulsorily Common Shares not deposited under the Offer. If such statutory right of acquisition is not available or if the minimum deposit condition is not satisfied and the Offeror waives such condition to the Offer, or if the Offeror elects not to proceed under such provisions, then the Offeror currently intends to cause a special meeting of Shareholders to be called to consider one or more corporate transactions for purposes of acquiring, directly or indirectly, all of the Common Shares in accordance with applicable law. The exact timing and details of any such acquisition would necessarily depend upon a variety of factors, including the number of Common Shares acquired pursuant to the Offer. It is possible that, as a result of delays in the Offeror's ability to effect such a compulsory acquisition, information hereafter obtained by the Offeror, changes in economic or market conditions or in the affairs of the Company, or other currently unforeseen circumstances, such a compulsory acquisition may not be proposed, or that an assessment of the Offeror's alternatives may result in no such corporate transaction being proposed or any such corporate transaction being delayed or abandoned or proposed on different terms. The Offeror expressly reserves the right not to propose a compulsory acquisition or corporate transaction involving the Company or to propose a corporate transaction on terms other than those described herein. Specifically, the Offeror reserves the right: (i) to propose that the consideration in a corporate transaction consist of cash or securities or a combination of cash and securities; and (ii) to propose that the consideration in a corporate transaction have a value more or less than the amount offered under the Offer.

         If permitted by applicable law, subsequent to the completion of the Offer or any subsequent acquisition transaction, the Offeror will apply to The Toronto Stock Exchange to delist the Common Shares from trading on such exchange and will apply to the relevant Canadian securities regulatory authorities for orders declaring that the Company is no longer a "reporting issuer" for purposes of the relevant Canadian securities legislation. The effect of these actions will be that the Company will no longer be required to publicly file or provide to security holders or others financial information or timely disclosure with respect to its affairs.

         If the Offeror decides to waive the minimum deposit condition to the Offer and not propose a compulsory acquisition or corporate transaction involving the Company, or proposes a corporate transaction but cannot promptly obtain any required approval, the Offeror will evaluate its other alternatives. Such alternatives could include, to the extent permitted by applicable law, purchasing additional Common Shares in the open market, in privately negotiated transactions, in another take-over bid or otherwise, or taking no further action to acquire additional Common Shares. Any additional purchases of Common Shares could be at a price greater or less than the price to be paid for Common Shares under the Offer and could be for cash or other consideration. Alternatively, the Offeror may sell or otherwise dispose of any or all of the Common Shares acquired pursuant to the Offer or otherwise. Such transactions may be effected on terms and at prices then determined by the Offeror, which may vary from the price paid for Common Shares under the Offer.

         Plans for Solid State

         If the Offeror acquires all of the Common Shares, it is expected that certain changes will be effected to allow additional nominees of the Acquiring Shareholders to become members of the Board of Directors of Solid State. Further, upon the acquisition of the Common Shares, Grant intends to pursue the integration of the business and operations of Solid State with the business and operations of Grant. Grant also plans to consider various alternatives of refinancing the significant debt which Solid State has incurred.

5.       SCOTIAMCLEOD VALUATION AND FAIRNESS OPINION

         Under the provisions of certain provincial securities laws respecting takeover bids where the takeover bid is an "insider bid", a valuation of the offeree corporation must be prepared by a qualified independent valuer, based on methodologies that are appropriate in the circumstances, that arrives at an opinion as to a value or range of values for the securities to be acquired pursuant to the takeover bid. OSC Policy 9.1 and CVMQ Policy Q-27 also require that such valuation must be prepared under the supervision of an independent committee of directors.

         Appointment of Independent Financial Advisor

         The Special Committee initially contacted ScotiaMcLeod regarding a potential advisory assignment on September 30, 1997 and ScotiaMcLeod was formally engaged by the Special Committee through an agreement between Solid State (on behalf of the Special Committee) and ScotiaMcLeod (the "Engagement Agreement") dated as of October 9, 1997. The terms of the Engagement Agreement provide that ScotiaMcLeod is to be paid $300,000 for the ScotiaMcLeod Valuation and Fairness Opinion. In addition,

ScotiaMcLeod is to be reimbursed for its reasonable out-of-pocket expenses and to be indemnified by Solid State in certain circumstances. ScotiaMcLeod consents to the inclusion of the ScotiaMcLeod Valuation and Fairness Opinion in its entirety and a summary thereof in the Circular and to the filing thereof, as necessary, with the securities commissions or similar regulatory authorities in each province of Canada.

         ScotiaMcLeod, established in 1921, is one of Canada's leading investment banking firms with operations in all facets of corporate and government finance, mergers and acquisitions, equity and fixed income sales and trading, investment research and investment management. The opinion expressed in the ScotiaMcLeod Valuation and Fairness Opinion is the opinion of ScotiaMcLeod as a firm. The form and content of the ScotiaMcLeod Valuation and Fairness Opinion have been approved for release by a committee of ScotiaMcLeod's directors and other professionals, all of whom are experienced in valuation and fairness opinion matters.

         Neither ScotiaMcLeod, nor any of its affiliates is an insider, associate or affiliate (as those terms are defined in the Securities Act (Ontario) (the "Act") ) of Solid State or the Offeror or any of their respective associates or affiliates. ScotiaMcLeod has not been engaged to provide any financial advisory services nor has it participated in any financing involving the Offeror or any of their respective associates or affiliates, within the past two years. There are no understandings, agreements or commitments between ScotiaMcLeod and the Acquiring Shareholders with respect to any future business dealings. ScotiaMcLeod may, in the future, in the ordinary course of its business, perform financial advisory or investment banking services for the Acquiring Shareholders. The compensation of ScotiaMcLeod under the Engagement Agreement does not depend in whole or in part on the conclusions reached in the ScotiaMcLeod Valuation and Fairness Opinion or the successful outcome of the Offer.

         In preparing the ScotiaMcLeod Valuation and Fairness Opinion, ScotiaMcLeod made several assumptions, including that all disclosure provided in the Circular with respect to Solid State, its subsidiaries and affiliates and the Offer is accurate in all material respects.

         Valuation of the Common Shares

         For the purposes of the ScotiaMcLeod Valuation and Fairness Opinion, ScotiaMcLeod defined fair market value as the highest price available in an open and unrestricted market between the informed and prudent parties, acting at arm's length and under no compulsion to act, expressed in terms of money or money's worth without any downward adjustment to reflect the liquidity of the Common Shares held by the minority Shareholders, the effect of the Offer or that the Common Shares held by the minority Shareholders do not form part of a controlling interest.

         Solid State's North American and international geophysical data acquisition businesses were valued on the capitalization of forecast 1998 earnings before interest, taxes, depreciation and amortization ("EBITDA") approach, with a lower capitalization multiple being given to the international operations to reflect the historical lack of profitability and increased level of risk in international operations. Solid State's proprietary data banks were valued on a discounted cash flow basis and the Atchafalaya Bay data bank was separately appraised by an expert independent consultant. To confirm the reasonableness of the values derived under the capitalization of the EBITDA approach, ScotiaMcLeod also reviewed the current and historical trading prices to those of selected comparable companies, analysed the capitalization of Solid State's anticipated 1998 cash flow from operations, reviewed comparable merger and acquisition transactions and reviewed industry benchmarks for valuing seismic data acquisition companies. The results from these additional analyses were consistent with those derived from the capitalization of EBITDA approach.

         Elliott and Westgate have advised ScotiaMcLeod that in the event Solid State is privatized, Elliott and Westgate plan to integrate the business and operations of Solid State with the business and operations of Grant and refinance the significant debt Sold State has incurred. Elliott and Westgate have advised that as a non-public company, Solid State would avoid the expenses associated with financial and on-going reporting obligations applicable to public companies in Canada. Other than the aforementioned integration and reduction in expenses, Elliott and Westgate have advised ScotiaMcLeod that in the event Solid State is privatized, it does not expect to realize any other material benefits that would not otherwise accrue to a similar buyer in the circumstances.

         The ScotiaMcLeod Valuation is not amenable to partial analysis or summary description. Selecting portions of the analyses and of the factors considered, without considering all factors and analyses together, could create a misleading view of the process employed by ScotiaMcLeod in arriving at its valuation conclusions. In arriving at the fair market value range, ScotiaMcLeod has considered the results of all analyses undertaken and placed a greater reliance on the capitalization of forecast 1998 EBITDA approach in arriving at its conclusions.

         Given all of these factors, the valuation methodology applied, the scope of review undertaken and subject to the assumptions and limitations noted in the ScotiaMcLeod Valuation and Fairness Opinion, ScotiaMcLeod is of the opinion that as at August 31, 1997, the fair market value of the Common Shares was in the range of $2.80 to $3.60 per Common Share. ScotiaMcLeod is not aware of any fact or circumstance that would render its conclusion as to such fair market value inapplicable as at the date hereof.

         Fairness Opinion

         In assessing the fairness of the Offer, ScotiaMcLeod considered a number of factors, primarily the fact that the Offer Price is at the upper end of the range of value as determined by the ScotiaMcLeod Valuation and Fairness Opinion.

         Based on the ScotiaMcLeod Valuation and subject to all the matters set out in the ScotiaMcLeod Valuation and Fairness Opinion, ScotiaMcLeod is of the opinion that, as of November 25, 1997, the date of the ScotiaMcLeod Valuation and Fairness Opinion, the Offer is fair, from a financial point of view, to the Shareholders other than Elliott and Westgate.

         THE FOREGOING IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE SCOTIAMCLEOD VALUATION AND FAIRNESS OPINION ATTACHED AS SCHEDULE "A" TO THIS CIRCULAR. SHAREHOLDERS ARE URGED TO READ THE SCOTIAMCLEOD VALUATION AND FAIRNESS OPINION IN ITS ENTIRETY.

6.       SPECIAL COMMITTEE REVIEW AND RECOMMENDATION OF THE BOARD OF DIRECTORS

         The Special Committee had several meetings with representatives of ScotiaMcLeod, reviewed the ScotiaMcLeod Valuation and Fairness Opinion and the Offer and presented a report to the Board of Directors containing its conclusions and recommendations. The Special Committee concluded that the Offer and the consideration to be received thereunder are fair to Shareholders other than Elliott and Westgate. The Special Committee recommended that the Board of Directors recommend the acceptance of the Offer.

         After considering the report of the Special Committee, the Board of Directors (with Messrs. Anderson and Latina not participating at the meeting in the deliberations regarding the Offer and abstaining from voting in respect of the Offer) determined that the Offer is fair to Shareholders other than Elliott and Westgate.

         AS SET FORTH IN THE DIRECTORS' CIRCULAR, THE BOARD OF DIRECTORS RECOMMENDS THAT ALL SHAREHOLDERS OTHER THAN ELLIOTT AND WESTGATE ACCEPT THE OFFER.

7.       PRIOR VALUATIONS

         The Offeror has reviewed its own records and consulted with Solid State, Elliott, Westgate and Grant in respect of "prior valuations" as such expression is defined in OSC Policy 9.1 and CVMQ Policy Q-27. The Offeror is not aware of any such "prior valuations."

8.       ACQUISITION OF COMMON SHARES NOT DEPOSITED UNDER THE OFFER

         Compulsory Acquisition and Appraisal Rights

         If, within 120 days after the date hereof, the Offer has been accepted by the holders of not less than 90% of the Common Shares on a fully diluted basis, other than the Common Shares held on the date hereof by or on behalf of the Acquiring Shareholders, then the Offeror currently intends, pursuant to the provisions of Part 16 of the Act, to acquire all the Common Shares, including Common Shares represented by convertible or exercisable securities or options, held by each Shareholder who did not accept the Offer and any person who subsequently acquires any Common Shares from such a holder (each such holder and each such person, a "dissenting offeree") on the same terms and at the same price (the "Offer Price") for which the Common Shares were acquired under the Offer.

         To exercise this statutory right, the Offeror must give notice (the "Offeror's Notice") to the dissenting offerees and to the Director of its exercise of such right to acquire not later than the earlier of 60 days from the Expiry Time and 180 days from the date of the Offer. Within 20 days after giving the Offeror's Notice, the Offeror must pay to the Company the Offer Price for the Common Shares not acquired under the Offer, to be held in trust for the dissenting offerees. Within 20 days after receipt of the Offeror's Notice, each dissenting offeree must send the certificates representing the Common Shares held by such dissenting offeree to the Company and may elect either to transfer those Common Shares to the Offeror on the terms on which the Offeror acquired such Common Shares under the Offer or to demand payment of the fair value of those Common Shares by so notifying the Offeror and by applying to the Court of Queen's Bench of Alberta to fix that value, within 60 days after the date of the mailing of the Offeror's Notice. If the dissenting offeree fails to notify the Offeror and apply to the Court of Queen's Bench of Alberta within the applicable 60-day period, the dissenting offeree will be deemed to have elected to transfer his Common Shares to the Offeror on the same terms (including the offer price) as the Offeror acquired the Common Shares under the Offer. If a dissenting offeree has elected to demand payment of fair value of the Common Shares, the Offeror also has the right to apply to the Court of Queen's Bench of Alberta to fix the fair value of the Common Shares of that dissenting offeree.

         THE FOREGOING IS ONLY A SUMMARY OF THE RIGHT OF COMPULSORY ACQUISITION WHICH MAY BECOME AVAILABLE TO THE OFFEROR. THE SUMMARY IS NOT INTENDED TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY THE PROVISION OF PART 16 OF THE ACT. SHAREHOLDERS SHOULD REFER TO PART 16 OF THE ACT FOR THE FULL TEXT OF THE RELEVANT STATUTORY PROVISIONS, AND THOSE WHO WISH TO BE BETTER INFORMED ABOUT THESE PROVISIONS SHOULD CONSULT THEIR LEGAL ADVISORS. THE SECTIONS IN PART 16 OF THE ACT ARE COMPLEX AND MAY REQUIRE STRICT ADHERENCE TO NOTICE AND TIMING PROVISIONS, FAILING WHICH SUCH RIGHTS MAY BE LOST OR ALTERED.

         Subsequent Acquisition Transactions

         If the statutory right of compulsory acquisition described above is not available or if the minimum deposit condition is not satisfied and the Offeror waives such condition to the Offer, or if the Offeror elects not to proceed under such provisions, then, depending on the number of Common Shares acquired pursuant to the Offer, the Offeror currently intends to cause a special meeting of Shareholders to be called to consider an amalgamation, statutory arrangement or other transaction (each, a "Subsequent Acquisition Transaction") involving the Offeror and/or an affiliate of the Offeror, Solid State and the Shareholders for the purposes of enabling the Offeror to acquire all of the Common Shares not deposited under the Offer in accordance with applicable law. In particular, in such circumstances, the Offeror currently intends to propose an amalgamation of Solid State with an affiliate of the Offeror pursuant to which Shareholders who do not deposit their Common Shares under the Offer would have their Common Shares exchanged on the amalgamation for redeemable preference shares of the amalgamated corporation (the "Preference Shares"), which Preference Shares will be redeemed for cash consideration equal to the purchase price under the Offer. The exact timing and details of any such acquisition would necessarily depend upon a variety of factors, including the number of Common Shares acquired pursuant to the Offer. The Offeror intends that the Shares acquired by it pursuant to the Offer will be counted as part of any minority approval in connection with any such transaction. In any amalgamation, statutory arrangement or other transaction, the holders of Common Shares may have the right to dissent under the Act and to be paid fair value for their Common Shares, with such fair value to be determined by a court.

         Each type of Subsequent Acquisition Transaction described above, would be a "going private transaction" within the meaning of OSC Policy 9.1 and CVMQ Policy Q-27 and the regulations to securities legislation in certain of the provinces of Canada (collectively the "Regulations"), if such Subsequent Acquisition Transaction would result in the interest of a holder of Common Shares (the "affected securities") being terminated without the consent of the holder and without the substitution therefor of an interest of equivalent value in a participating security of Solid State, a successor to the business of Solid State or a person who controls Solid State or, in the case of OSC Policy 9.1 and CVMQ Policy Q-27, a person who controls a successor to the business of Solid State.

         OSC Policy 9.1, CVMQ Policy Q-27 and the Regulations provide that, unless exempted, a corporation proposing to carry out a going private transaction is required to prepare a valuation of the affected securities (and any non-cash consideration being offered therefor) and provide to the holders of the affected securities a summary of such valuation. The ScotiaMcLeod Valuation and Fairness Opinion attached hereto as Schedule "A" and the summary contained in the Circular, may satisfy these requirements with respect to the Common Shares.

         OSC Policy 9.1, and CVMQ Policy Q-27 would also require in respect of this Offer, in addition to any other required securityholder approval, in order to complete a going private transaction, the approval of a simple majority of the votes cast by "minority" holders of the affected securities be obtained. In relation to the Offer and any Subsequent Acquisition Transaction which constitutes a going private transaction (within the meaning of OSC Policy 9.1 and CVMQ Policy Q-27), the "minority" holders will be, unless an exemption is available or discretionary relief is granted by the Ontario Securities Commission and Commission des valeurs mobilieres du Quebec, as required, all holders of Common Shares other than the Offeror, its directors and senior officers and any associate or affiliate of the Offeror and its directors and senior officers and any person or company acting jointly or in concert with the Offeror or any of its directors or senior officers in connection with the Offer or the subsequent going private transaction. However, OSC Policy 9.1 and CVMQ Policy Q-27 also provide that the Offeror may treat Common Shares acquired pursuant to the Offer as "minority" shares and to vote them, or to consider them voted, in favour of such going private transaction if the consideration per security in the going private transaction is at least equal in value to the consideration paid under the Offer. The Offeror currently intends that the consideration under any Subsequent Acquisition Transaction proposed by it would be identical to the consideration under the Offer.

         In addition, under OSC Policy 9.1 and CVMQ Policy Q-27, if, following the Offer, the Offeror and its affiliates are the registered holders of 90% or more of the Common Shares at the time the Subsequent Acquisition Transaction is initiated, the requirement for minority approval would not apply to the transaction if a statutory dissent and appraisal remedy is available to the minority shareholders or if a substantially equivalent enforceable right is made available to the minority shareholders.

         In the event a going private transaction or another Subsequent Acquisition Transaction were to be consummated, holders of Common Shares, under section 184 of the Act, may have the right to dissent and demand payment of the fair value of such Common Shares. This right, if the statutory procedures are complied with, could lead to a judicial determination of the fair value required to be paid to such dissenting holders for their Common Shares. The fair value of Common Shares so determined could be more or less than the amount paid per Common Share pursuant to the Subsequent Acquisition Transaction or the Offer. Any such judicial determination of the fair value of the Common Shares could be based upon considerations other than, or in addition to, the market price of the Common Shares.

         Judicial Developments

         Prior to the pronouncement of OSC Policy 9.1 and CVMQ Policy Q-27, Canadian courts had, in a few instances, granted preliminary injunctions to prohibit transactions which constituted "going private transactions" within the meaning of OSC Policy 9.1 and CVMQ Policy Q-27. The Offeror has been advised that more recent legislative enactments and notices and judicial decisions indicate a willingness to permit "going private transactions" to proceed subject to compliance with requirements intended to ensure procedural and substantive fairness to the minority shareholders.

         Shareholders should consult their legal advisors for a determination of their legal rights with respect to any transaction which may constitute a going private transaction.

9.       CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

         In the opinion of Osler, Hoskin & Harcourt, Canadian counsel to the Offeror, the following is a summary of the principal Canadian federal income tax considerations generally applicable to Shareholders who dispose of their Common Shares pursuant to the Offer or pursuant to the transactions described under "Acquisition of Common Shares Not Deposited Under the Offer--Compulsory Acquisition and Appraisal Rights" or "Acquisition of Common Shares Not Deposited Under the Offer--Subsequent Acquisition Transactions" . The following summary is applicable only to Shareholders who, for purposes of the Tax Act, are or are deemed to be resident in Canada, hold their Common Shares as capital property and deal at arm's length with the Offeror and the Company. Common Shares will generally constitute capital property to a Shareholder unless the Shareholder holds such Common Shares in the course of carrying on a business of trading or dealing in securities or otherwise as part of a business of buying and selling securities or has acquired such Common Shares in a transaction or transactions considered to be an adventure in the nature of trade. Certain Shareholders whose Common Shares might not otherwise qualify as capital property may be entitled to obtain such qualification by making the election permitted by subsection 39(4) of the Tax Act.

         This summary is based upon the current provisions of the Income Tax Act (Canada) (the "Tax Act"), the regulations thereunder and counsel's understanding of the current published administrative and assessing policies of Revenue Canada. This summary is not exhaustive of all Canadian federal income tax considerations. This summary also takes into account all specific proposals to amend the Tax Act and the regulations thereunder publicly announced by the Minister of Finance (Canada) prior to the date hereof. This summary does not otherwise take into account or anticipate changes in the law or administrative practices, whether by way of judicial decision or governmental or legislative action, nor does it take into account provincial, territorial or foreign tax legislation or considerations.

         This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice generally or to any particular Shareholder. Shareholders should consult their own tax advisers with respect to their particular tax positions. A Shareholder who is, as defined under the Tax Act, a "specified financial institution", or is otherwise a "financial institution" subject to special provisions of the Tax Act applicable to income, gain or loss arising from "mark-to-market property", should consult its own tax advisors as the following summary does not apply to such a Shareholder.

         The Offer

         A Shareholder whose Common Shares are taken up and paid for under the Offer will realize a capital gain (or capital loss) to the extent that the proceeds received for such Common Shares, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to such Shareholder of such Common Shares. A Shareholder will generally be required to include, in computing income for the year in which the disposition occurs, three-quarters of the amount of any resulting capital gain (the "taxable capital gain") and will generally be entitled to deduct three-quarters of the amount of any resulting capital loss (the "allowable capital loss") against taxable capital gains realized by the Shareholder in the year in which the disposition occurs, and against net taxable capital gains realized in any of the three preceding taxation years or in any future taxation year to the extent and in the circumstances prescribed in the Tax Act. In the case of a Shareholder that is a corporation, the amount of any capital loss otherwise determined on the disposition of its Common Shares may in certain circumstances be reduced by the amount of dividends previously received on such Common Shares to the extent and under the circumstances prescribed in the Tax Act. Similar rules may apply where a corporation is a member of a partnership or a beneficiary of a trust that owns Common Shares, and under proposed amendments to the Tax Act, these rules will be extended to certain other circumstances in which a partnership or a trust owns Common Shares.

         In addition to any other tax payable by a corporation, the Tax Act imposes a refundable tax of 6 2/3% on certain investment income, including amounts in respect of taxable capital gains, earned by a Canadian controlled private corporation.

         Capital gains realized by an individual or a trust, other than certain specified trusts, may give rise to alternative minimum tax under the Tax Act.

         Compulsory Acquisition

         As described under "Acquisition of Common Shares Not Deposited Under the Offer -- Compulsory Acquisition and Appraisal Rights" in the Circular, the Offeror may, in certain circumstances, acquire Common Shares not deposited under the Offer pursuant to the compulsory acquisition provisions of Part 16 of the Act. A Shareholder whose Common Shares are acquired by the Offeror pursuant to such compulsory acquisition provisions will realize a capital gain (or capital loss) generally calculated in the manner, and subject to the treatment, as described above.

         Subsequent Acquisition Transactions

         As described under "Acquisition of Common Shares Not Deposited Under the Offer -- Subsequent Acquisition Transactions" in the Circular, if the compulsory acquisition provisions are not available or are not utilized, the Offeror will consider other means of acquiring, directly or indirectly, all of the Common Shares of the Company not deposited under the Offer by way of a Subsequent Acquisition Transaction. The tax treatment of such a transaction to a Shareholder will depend upon the exact manner in which the transaction is carried out and may be substantially the same as, or materially different than, described above. Shareholders should consult their own tax advisers for advice with respect to the potential income tax consequences to them of having their Common Shares acquired pursuant to such a transaction.

         In particular, in such circumstances, the Offeror currently intends to propose an amalgamation of the Company and an affiliate of the Offeror pursuant to which Shareholders who do not deposit their Common Shares under the Offer will have their Common Shares exchanged on the amalgamation for Preference Shares, which Preference Shares will forthwith be redeemed for cash consideration equal to the purchase price paid under the Offer. If such an amalgamation is implemented, a Shareholder will realize neither a capital gain nor a capital loss as a result of the disposition of Common Shares in exchange for Preference Shares. The aggregate cost to the Shareholder of the Preference Shares received on the exchange will be equal to the aggregate adjusted cost base of such Shareholder's Common Shares immediately before the amalgamation.

         Upon the redemption of Preference Shares under the amalgamation, the Shareholder thereof will be deemed to have received a taxable dividend (subject to the potential application of subsection 55(2) of the Tax Act to Shareholders that are corporations as described below) equal to the amount, if any, by which the redemption price of the Preference Shares exceeds their paid-up capital for the purposes of the Tax Act. In the case of a Shareholder who is an individual (other than certain trusts), any such deemed dividend will be included in computing the Shareholder's income and will be subject to the gross-up and dividend tax credit rules normally applicable to taxable dividends received from taxable Canadian corporations. In the case of a Shareholder that is a corporation, any such deemed dividend will be included in computing the Shareholder's income and will generally be deductible in computing taxable income. To the extent that such a deduction is available, certain corporations may be liable to pay a 331/3% refundable tax under Part IV of the Act in respect of such deemed dividend. Under subsection 55(2) of the Tax Act, a Shareholder that is a corporation may be required to recognize all or a portion of the dividend otherwise deemed to have been received upon the redemption of the Preference Shares as proceeds of disposition in the computation of the capital gain (or capital loss) resulting from the redemption.

         A Shareholder whose Preference Shares are redeemed will be regarded as having disposed of such shares on the redemption and will realize a capital gain (or capital loss) to the extent that the difference between the redemption price and the amount of any deemed dividend exceeds (or is less than) the adjusted cost base thereof to the Shareholder. The treatment of any such capital gain (or capital loss) will be the same as described above under "The Offer".

         As discussed under "Acquisition of Common Shares Not Deposited Under the Offer -- Subsequent Acquisition Transactions" in the Circular, a Shareholder who dissents with respect to an amalgamation is entitled to receive payment equivalent to the fair value of the Shareholder's Common Shares. Under the current published administrative practice of Revenue Canada, any such payments received from the amalgamated corporation will be treated as proceeds of disposition (rather than a deemed dividend) giving rise to a capital gain (or capital loss). Because of uncertainties as to whether and to what extent an amount paid to a dissenting Shareholder will be treated as proceeds of disposition or as the payment of a dividend, dissenting Shareholders should consult their own tax advisors in this regard. The calculation and tax treatment of any such capital gain (or capital loss) will be generally the same as described under subparagraph (i) above.

         As an alternative to the amalgamation discussed above, the Offeror may propose an arrangement, consolidation, reclassification or other transaction, the tax consequences of which may differ from those arising on the sale of Common Shares under the Offer. No opinion is expressed as to the tax consequences of any such transaction to a Shareholder. Shareholders should consult their own tax advisors in such circumstances.

10. EFFECT OF THE OFFER ON THE MARKET FOR COMMON SHARES AND STOCK EXCHANGE LISTINGS

         The purchase of Common Shares by the Offeror pursuant to the Offer will reduce the number of Common Shares that might otherwise trade publicly, as well as the number of Shareholders and, depending on the number of Common Shares purchased under the Offer, could adversely affect the liquidity and market value of the remaining Common Shares held by the public.

         The rules and regulations of The Toronto Stock Exchange establish certain criteria which, if not met, could lead to the delisting of the Common Shares from such exchange. Among such criteria are the number of holders of Common Shares, the number of Common Shares publicly held and the aggregate market value of the Common Shares publicly held. Depending upon the number of Common Shares purchased pursuant to the Offer, it is possible that the Common Shares would fail to meet the criteria for continued listing on these exchanges. If this were to happen, the Common Shares could be delisted and this could, in turn, adversely affect the market or result in a lack of an established market for such Common Shares.

         As discussed in "Background to the Offer, Fairness of the Offer, Purpose of the Offer and Plans for Solid State", if permitted by applicable law, subsequent to the completion of the Offer or any subsequent acquisition transaction, the Offeror will apply to The Toronto Stock Exchange to delist the Common Shares from trading on such exchange.

11.      OWNERSHIP OF AND PRIOR TRADING IN THE SECURITIES OF SOLID STATE

         As of November 26, 1997 an aggregate of 9,305,109 Common Shares (representing approximately 64% of the outstanding Common Shares of Solid State on a fully diluted basis, excluding out of the money options) are held by Elliott and Westgate, which securities will be transferred to the Offeror prior to the completion of the Offer. Each of Michael Latina, an officer of an affiliate of Elliott and a director of Solid State, and Richard Anderson, a nominee of Elliott on the board of directors of Solid State who also provides consulting services to Elliott, has an option to acquire from Solid State 20,000 Common Shares at an exercise price of $1.00 per share. Except as discussed above, no Common Shares are beneficially owned directly or indirectly, nor is control or direction exercised thereover by the Offeror or any director or officer of the Offeror, and to the knowledge of the Offeror, after reasonable inquiry, no Common Shares are beneficially owned, directly or indirectly, nor is control or direction exercised thereover by, any associate of the Offeror's directors or officers, by any person or company holding more than 10% of the common shares of the Offeror or by any person or company acting jointly or in concert with the Offeror.

         As at the close of business on November 20, 1997, there were 14,260,529 Common Shares outstanding. In view of the 9,305,109 Common Shares held by or on behalf of the Acquiring Shareholders, there are 5,582,420 Common Shares on a fully diluted basis that are eligible for deposit under the Offer (5,275,420 Common Shares excluding out of the money options).

         To the knowledge of the Offeror, directors and officers of Solid State and associates of such directors and officers, as a group beneficially own directly or indirectly, or exercise control or direction over 757,465 Common Shares, representing 5.3% of the Common Shares. As at the close of business on November 20, 1997, the directors, officers and employees of Solid State and certain other persons had beneficial interest in 627,000 Common Shares through vested options (320,000 Common Shares excluding out of the money options).

         To the knowledge of the Offeror, after reasonable inquiry, none of the Offeror or its affiliates (including Grant and Elliott), Westgate, the Offeror's directors or officers or their respective associates, any person or company holding more than 10% of the common shares of the Offeror or by any person or company acting jointly in concert with the Offeror has traded in any securities of Solid State during the 12 months preceding the date of the Offer except as follows:

         In April 1996, Elliott and Westgate acquired 191,100 and 75,000 Common Shares respectively at an approximate price of US$1.80. On April 23, 1996, a U.S. subsidiary of Solid State issued to Elliott and Westgate in proportions of two-thirds and one-third respectively a US$2,000,000 8% Convertible Debenture due April 30, 2001, convertible into 1,141,667 Common Shares. In addition, Westgate loaned a U.S. subsidiary of Solid State US$3,000,000 due December 31, 1996 pursuant to a secured loan agreement, with interest at 18% per annum. Such loans, and all other loans by Elliott and Westgate to the U.S. subsidiary of Solid State described below, were guaranteed by Solid State. As part of this transaction, Elliott and Westgate received warrants to acquire 70,000 and 35,000 Common Shares respectively at an exercise price of $2.76.

         On October 16, 1996, Elliott subscribed for 3,044,444 Common Shares at a price of $1.35 for aggregate proceeds of US$3,000,000. In addition, pursuant to a secured loan agreement Elliott and Westgate (in the proportions two-thirds and one-third respectively) advanced US$9,000,000 to a U.S. subsidiary of Solid State. The loan was due October 31, 1999, and required Solid State to use its best efforts to complete a rights offering to raise at least US$4,000,000 to pay down the loan by January 31, 1997. Upon such repayment, the interest rate was to be reduced from 18% to 15%. The proceeds were used for working capital and to retire the April 1996 loans. As part of the transaction, Elliott and Westgate received 75,000 and 50,000 warrants to acquire Common Shares at an exercise price of $1.65 and the warrants issued as part of the April 1996 transaction were cancelled.

         On December 2, 1996, each of Richard Anderson, a nominee of Elliott on the board of Solid State who also provides consulting services to Elliot, and Michael Latina, an officer of an affiliate of Elliott and a director of Solid State, were awarded options to acquire 20,000 Common Shares at an exercise price of $1.00 per share.

         In January, 1997, Solid State was advised by its financial advisors that a rights offering would not be successful and was abandoned. On January 31, 1997, Westgate sold its interest in the October 16, 1996 loan to Elliott. In addition, Elliott and Westgate subscribed for 4,459,565 and 1,410,000 Common Shares respectively at $0.92 per share. Aggregate proceeds of US$4,000,000 were used to retire indebtedness to Westgate and to reimburse expenses of Elliott and Westgate.

         In January 1997, Elliott granted to Mitchell Peters, as an incentive, an option to acquire 546,285 Common Shares at an exercise price of $0.92 per share after payment to Elliott of $50,000 for the option, such option to be exercisable commencing February 1998. In addition, in connection with the take-over bid, Elliott has agreed to repurchase such option from Mr. Peters upon taking up any shares under the Offer for an aggregate consideration of $1,359,415.30, representing the difference in the Offer price and exercise price multiplied by 546,285, less $50,000.

         On February 10, 1997, Elliott loaned U.S.$2,000,000 to Solid State under a promissory note due as to U.S.$1,000,000 on each of May 10 and August 10, with interest at 15% per annum. On February 19, 1997,

Elliott advanced a further U.S.$2,000,000 to a U.S. subsidiary of Solid State under a promissory note due as to U.S.$1,000,000 on each of May 19 and August 19, 1997. On May 13, 1997 the May 10 and May 19 maturities were extended to June 15, 1997. On June 17, 1997, the June 15 maturities were extended to August 15, 1997.

         On July 2, 1997, Elliott loaned a U.S. subsidiary of Solid State U.S.$3,000,000 under a promissory note due August 15, 1997, with interest at 15% per annum.

         On July 22, 1997, Elliott loaned a U.S. subsidiary of Solid State U.S.$1,000,000 under a promissory note due August 15, 1997, with interest at 15% per annum.

         Between September 4 and September 12, 1997, Elliott loaned a U.S. subsidiary of Solid State U.S.$2,000,000 under a promissory note due November 30, 1997, with interest at 15% per annum. In addition, maturities on all loans except the October 16, 1996 loan were extended to November 30, 1997.

         On October 17, 1997, Elliott loaned a U.S. subsidiary of Solid State U.S.$2,500,000 under a promissory note due November 30, 1997, with interest at 15% per annum.

         On October 31, 1997, Elliott and Westgate exercised their warrants to acquire 75,000 and 50,000 Common Shares respectively. The proceeds from the issuance of the warrants was applied by Solid State to reduce the consolidated indebtedness owing by Solid State to Elliott and Westgate.

12.      PRICE RANGES AND VOLUME OF TRADING FOR THE COMMON SHARES

         The Common Shares are listed and traded on The Toronto Stock Exchange in Canada. The following table sets forth, for the periods indicated, the reported high and low prices and the volume of trading of the Common Shares on The Toronto Stock Exchange for the periods set forth below:


                                    The Toronto Stock Exchange
                                    --------------------------

Period                              High      Low       Volume
------                              ----      ---       ------
1996
October .........................  $1.61     $1.00      128,203
November .........................  1.40       .85      662,200
December .........................  1.10       .90    1,614,300

1997
January .........................  $2.50     $1.00      799,373
February .........................  1.95      1.60       94,600
March ............................  2.65      1.40      276,913
April ............................  2.74      1.90      334,817
May ..............................  3.40      2.25      463,603
June .............................  3.75      2.50      401,465
July .............................  3.30      2.75      476,521
August ...........................  3.15      2.40      380,738
September ........................  3.00      2.00      283,019
October ..........................  3.00      2.50      792,734
November (to November 24) ........  2.80      2.55      214,600

         The intention of Elliott and Westgate to consider making an offer for all the Common Shares at a price of $3.00 per share was announced on September 29, 1997. The closing price of the Common Shares on The Toronto Stock Exchange on the last full trading day before this announcement was $2.55 per Common Share.

On November 25, 1997, the day prior to the announcement of Elliott that it intended to cause an indirect subsidiary to make the Offer at $3.50 per share, the closing price of the Common Shares on The Toronto Stock Exchange was $2.95. Shareholders are urged to obtain a current market quotation.

13.      DIVIDEND POLICY

         The Company has never paid any dividends on any of the Common Shares and there is no present intention of changing this policy. To the knowledge of the Offeror, there are currently no contractual restrictions on the Company's present or future ability to pay dividends.

14.      MATERIAL CHANGES

         Except as set forth below, the Offeror is not aware of any information which indicates that any material change has occurred in the affairs of the Company since the date of the last available published financial statements of the Company for the year ended August 31, 1997, which financial statements accompany the Directors' Circular.

         In a September 11, 1997 press release, Solid State announced that Elliott had recently advanced an additional US $2 million in support of the Corporation's ongoing capital requirements. See also Section 11 of the Circular for other transactions involving Elliott and Westgate and Solid State.

15.      SOURCE OF FUNDS

         The Offeror estimates that if, pursuant to the Offer, it acquires all of the Common Shares not already held by or on behalf of the Offeror or its affiliates, the total amount of funds required to purchase such Common Shares will be approximately $20.5 million, including related fees and expenses under the Offer estimated at $2 million. Elliott and Westgate have committed to provide the Offeror with all funds necessary to acquire the Common Shares pursuant to the Offer, which they will provide out of currently available funds.

16.      ACCEPTANCE OF THE OFFER

         As disclosed in the Directors' Circular, the directors and officers of Solid State and, to the knowledge of such directors and officers after reasonable inquiry, their respective associates, intend to deposit all Common Shares owned by them under the Offer. Except as disclosed above, the Offeror has no knowledge regarding whether any other Shareholders will accept the Offer.

17.      COMMITMENTS TO ACQUIRE COMMON SHARES OF SOLID STATE

         No Common Shares are subject to any commitments made by the Offeror, its associates or affiliates, or, to the best of the knowledge of the directors and officers of the Offeror after reasonable inquiry, by any directors or officers of the Offeror or their respective associates except pursuant to the Offer.

18.      SOLICITING DEALER GROUP AND DEPOSITARY

         Pursuant to an agreement with the Offeror, Midland Walwyn Capital Inc. may form a soliciting dealer group comprising members of the Investment Dealers Association of Canada and members of the stock exchanges in Canada to solicit deposits of Common Shares (such group, the "Soliciting Dealer Group"). Each member of the Soliciting Dealer Group, including Midland Walwyn Capital Inc., is referred to herein as a "Soliciting Dealer". The Offeror will pay each Soliciting Dealer whose name appears in the appropriate space on the Letter of Acceptance and Transmittal accompanying a deposit of Common Shares a solicitation fee of $.03 for each such Common Share deposited and taken up by the Offeror under the Offer, subject to a minimum fee of $85 and a maximum fee of $1,200 per selling Shareholder, provided that the minimum fee shall only be payable in respect of deposits of 2,500 Common Shares or more. The Dealer Manager will also be reimbursed by the Offeror for their reasonable out-of-pocket expenses (including reasonable counsel fees) and will be indemnified against certain liabilities, including liabilities under securities laws, and expenses in connection with the Offer.

         The Offeror has engaged Montreal Trust Company of Canada to act as Depositary for the receipt of certificates in respect of Common Shares and related Letters of Acceptance and Transmittal and Notices of Guaranteed Delivery deposited under the Offer and for the payment for Common Shares purchased by the Offeror pursuant to the Offer. The Depositary will receive reasonable and customary compensation from the Offeror for its services in connection with the Offer, will be reimbursed for certain out-of-pocket expenses and will be indemnified against certain liabilities, including liabilities under securities laws, and expenses in connection therewith.

         No broker, investment dealer, bank, trust company or fiduciary shall be the agent of the Offeror or the Depositary or the Dealer Manager for the purposes of the Offer.

19.      STATUTORY RIGHTS

         Securities legislation in certain of the provinces and territories of Canada provides Shareholders with. in addition to any other rights they may have at law, rights of rescission or to damages, or both, if there is a misrepresentation in a circular or a notice that is required to be delivered to the Shareholders. However, such rights must be exercised within prescribed time limits. Shareholders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult with a lawyer.

20. MISCELLANEOUS

         The Offer is only being made to, and deposits will only be accepted from or on behalf of, Shareholders in jurisdictions in which the making or acceptance of the Offer would be in compliance with the laws of such jurisdictions. The Offeror may, in its sole discretion, take such action as it may deem necessary to extend the Offer to Shareholders in any jurisdiction in which the making or acceptance of the Offer would otherwise fail to comply with the laws of such jurisdiction.

         Shareholders in the United States or other jurisdiction should be aware that disposition of the Common Shares may have tax consequences both in the United States or such other jurisdictions, as applicable, and in Canada. Such consequences for investors who are resident in, or citizens of, the United States or such other jurisdictions, as applicable, may not be described fully herein.

                      CONSENT OF OSLER, HOSKIN & HARCOURT

TO: The Board of Directors of SSGI Acquisition Corp.

         We hereby consent to the reference to our opinion contained under "Canadian Federal Income Tax Considerations" in the Circular accompanying the Offer dated November 27, 1997 made by SSGI Acquisition Corp. to the holders of Common Shares of Solid State Geophysical Inc.




Toronto, Ontario                    (Signed) Osler, Hoskin & Harcourt
November 27, 1997

                          CONSENT OF SCOTIAMcLEOD INC.

TO:      The Board of Directors of SSGI Acquisition Corp.

         We hereby consent to the inclusion of the ScotiaMcLeod Valuation and Fairness Opinion dated November 25, 1997 addressed to the Special Committee of the Board of Directors of Solid State Geophysical Inc. ("Solid State") in the Circular accompanying the Offer dated November 27, 1997 made by SSGI Acquisition Corp. to the holders of Common Shares of Solid State and to all references thereto and a summary thereof contained in the Circular, and to the conclusions thereof contained in the Circular. We also consent to the filing of the ScotiaMcLeod Valuation and the Fairness Opinion with regulatory authorities in accordance with the applicable securities laws and policies.

Calgary, Canada                                 (Signed)ScotiaMcLeod Inc.
November 27, 1997

                            APPROVAL AND CERTIFICATE

         The contents of the Offer and the Circular have been approved and the sending, communication or delivery thereof to the Shareholders of Solid State Geophysical Inc. has been authorized by the board of directors of the Offeror. The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. In addition, the foregoing does not contain any misrepresentation likely to affect the value or the market price of the Common Shares which are the subject of the Offer.

DATED: November 27, 1997




                             SSGI ACQUISITION CORP.

                                  Jon Pollock

                              (Signed) Jon Pollock
                                   President





                      On behalf of the Board of Directors

                                   F.R. Allen

                              (Signed) F.R. Allen
                                    Director

                                  SCHEDULE "A"


November 25, 1997

The Special Committee of the
Board of Directors
Solid State Geophysical Inc.
7309 Flint Road S.E.
Calgary, Alberta
T2H 1G3


To the Special Committee:

ScotiaMcLeod Inc. ("SMI") understands that Elliott Associates, L.P. ("Elliott") and Westgate International, L.P. ("Westgate") announced, on September 29, 1997, their intention to consider pursuing a take-over bid or other acquisition transaction (the "Proposed Offer") to acquire all of the issued and outstanding common shares of Solid State Geophysical Inc. ("Solid State") not owned by Elliott and Westgate (the "Minority Common Shares") for cash consideration of $3.00 per common share. On November 25, 1997, Elliott and Westgate announced plans to offer to acquire the Minority Common Shares, which Offer is being made by an affiliate of Elliott (the "Offeror") for cash consideration of $3.50 per common share (the "Offer").

The terms of the Offer are more fully described in the take-over circular (the "Take-Over Circular") to be mailed to all Solid State shareholders.

A. ENGAGEMENT OF SCOTIAMCLEOD

On September 29, 1997, the Board of Directors of Solid State ("the Board") appointed a Special Committee (the "Special Committee") consisting of Mr. J. Richard Harris, an independent director, to review and consider the Proposed Offer and to report to the Board thereon. The mandate of the Special Committee included obtaining a valuation and an opinion as to whether the Proposed Offer was fair, from a financial point of view, to Solid State shareholders other than Elliott and Westgate (the "Minority Shareholders"). On September 30, 1997 the Special Committee contacted SMI to discuss the possibility of engaging SMI to provide financial advisory services to the Special Committee, including the preparation and delivery of a report as to the fair market value of the common shares of Solid State (the "Valuation") and, in the event an offer was made to the Minority Shareholders, an opinion as to the fairness, from a financial point of view (the "Fairness Opinion"), of such offer to the Minority Shareholders.

SMI understands that the Special Committee engaged independent legal counsel, and in consultation with such counsel, engaged two independent consultants to assist it in its deliberations. The Special Committee and legal counsel met with SMI and inquired as to its independence, capabilities and expertise in providing financial advisory services, including the preparation and delivery of the Valuation and Fairness Opinion.

SMI was engaged by the Special Committee pursuant to an engagement agreement between SMI and Solid State (on behalf of the Special Committee) dated as of October 9, 1997 (the "Engagement Agreement") and commenced its review of Solid State. Under the terms of the Engagement Agreement, Solid State has agreed to compensate SMI $300,000 for its services, to reimburse it for its reasonable out-of-pocket expenses and to indemnify it in certain circumstances. The fee payable to SMI is not contingent in whole or in part upon the success of the Offer nor is it dependent on the conclusion reached by SMI in the Valuation or the Fairness Opinion.

The Valuation has been prepared to comply with relevant Canadian securities legislation and policies, specifically Ontario Securities Commission Policy 9.1 and Quebec Securities Commission Policy Q-27. As required by such legislation and policies, the Valuation has been based upon assumptions considered necessary and valuation techniques and methodologies that were considered appropriate in the circumstances. As required by the relevant policies, the fair market value range determined for Solid State Common Shares has not been adjusted downward to reflect the fact that the Minority Common Shares do not form part of a controlling interest.

B. CREDENTIALS OF SCOTIAMCLEOD

SMI, established in 1921, is one of Canada's leading investment banking firms with operations in all facets of corporate and government finance, mergers and acquisitions, equity and fixed income sales and trading, investment research and investment management. SMI is a member of the Investment Dealers Association of Canada, the Securities Industry Association Inc. of the United States, all leading stock exchanges in Canada and the New York Stock Exchange in the United States. SMI is a leading provider of financial services in the areas of debt and equity capital market financing, mergers, acquisitions, divestitures, restructurings, valuations and fairness opinions.

The opinion expressed herein is the opinion of SMI as a firm. The form and content of the Valuation and Fairness Opinion have been approved for release by a committee of its directors and other professionals of SMI, all of whom are experienced in valuation and fairness opinion matters.

C. INDEPENDENCE OF SCOTIAMCLEOD

SMI is not an insider, associate or affiliate (as such terms are defined in the relevant securities legislation) of Solid State, the Offeror, Elliott or Westgate and neither SMI or any of its affiliates is an advisor to the Offeror, Elliott or Westgate in respect of the Offer. Neither SMI nor its affiliates have acted as an underwriter or a financial advisor to the Offeror, Elliott, Westgate, Solid State or their affiliates or associates.

There are no understandings or agreements between SMI and Elliott, Westgate, Solid State or their affiliates or associates with respect to future business dealings between them.

D. SCOPE OF REVIEW

In preparing the Valuation, SMI has reviewed and relied upon, among other things, the following:

a) certain publicly available information related to the business, operations and financial condition of Solid State, including the audited financial statements for each of the fiscal years ended August 31, 1995 through 1997;

b) Solid State's 1998 budget and estimate for first quarter of fiscal 1999, as prepared by Solid State's senior management;

c) a forecast of Solid State's Canadian proprietary data bank revenues for the periods ending August 31, 1998, 1999 and 2000;

d) detailed information provided by Solid State's senior management and confirmed by Price Waterhouse, Solid State's external auditors, regarding Solid State's tax pool balances as at August 31, 1997;

e) tax returns for Solid State for the fiscal periods ended February 25, 1997, August 31, 1996 and August 31, 1995;

f) minutes from meetings of the Board of Directors of Solid State during the period July 1995 to September 1997;

g) interviews and discussions with Solid State's senior management with regard to Solid State, its operations and future prospects;

h) interviews and discussions with members of the Board of Directors of Solid State and the Special Committee;

i) interviews with the Special Committee's legal counsel regarding certain legal matters;

j)   interviews and discussions with Price Waterhouse;

k)   interviews and discussions with certain major customers of Solid State;

l)   discussions with certain competitors of Solid State;

m)   discussions with certain suppliers of Solid State;

n) certain publicly available information related to the business, operations, financial performance and stock trading histories of Solid State and other selected public geophysical service companies in Canada and the United States;

o) the appraisal of Atchafalaya Bay 3-D Transition Zone Seismic Data Bank prepared by Daniel Johnston & Co., Inc. ("Johnston") dated March, 1997 and an updated appraisal dated October, 1997;

p) the appraisal of Atchafalaya Bay License prepared by Johnston, dated November 3, 1997;

q) the appraisal of seismic equipment prepared by R. T. Clarke Companies Inc. dated October 30, 1997;

r) the appraisal of real estate by Warren Nelson Realty Inc. dated October 29, 1997;

s) the appraisal of vehicle fleet by Jim Pattison Lease dated October 30, 1997;

t) certain publicly available information with respect to recent transactions involving the sale of geophysical service companies of a comparable nature considered to be relevant by SMI in the circumstances;

u) final drafts of the Take-Over Circular and the Directors' Circular; as well as press releases related to the Proposed Offer and the Offer;

v) a certificate of representation dated November 25, 1997 from an authorized representative of Solid State attesting to the accuracy and completeness of the information provided to SMI and other conditions as provided for in the Engagement Agreement; and

w) such other information, investigations and analyses as SMI considered necessary or appropriate in the circumstances to complete the Valuation.

E. KEY ASSUMPTIONS AND LIMITATIONS

SMI conducted such analyses, investigations, research and testing of assumptions as were considered by it to be appropriate in the circumstances for the purpose of preparing the Valuation and the Fairness Opinion. SMI was granted full access to Solid State management and was not, to the best of its knowledge, denied access to any information within the possession of Solid State, the Offeror, Elliott or Westgate which might be material to the Valuation or the Fairness Opinion.

SMI has relied upon, and has assumed the completeness, accuracy and fair representation of all financial and other information, data, advice, opinions and representations obtained by us from public sources , the final drafts of the Take-Over Circular and Directors' Circular or provided to us by the Offeror, Elliott, Westgate or Solid State or its advisors or otherwise pursuant to our engagement (the "Information") and the Valuation and Fairness Opinion herein is conditional upon such completeness, accuracy and fairness. Subject to the exercise of professional judgment and except as expressly described herein, we have not attempted to verify independently the accuracy or completeness of the Information. A representative of senior management of Solid State has represented to us, in a certificate delivered November 25, 1997, amongst other things, that the Information provided to us by or on behalf of Solid State is complete and correct at the date the Information was provided to us and that since the date of the Information, there has been no material change, financial or otherwise, in the position of Solid State, or in its assets, liabilities (contingent or otherwise), business or operations and there has been no change of any material fact which is of a nature as to render the Information untrue or misleading in any material respect.

The Valuation and the Fairness Opinion are rendered on the basis of securities markets, economic and general business and financial conditions prevailing as at the date hereof and the condition and prospects, financial and otherwise, of Solid State as they were reflected in the information and documents reviewed by us and as they were represented to us in our discussions with senior management of Solid State. In our analyses and in connection with the preparation of the Valuation and the Fairness Opinion, we made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of Solid State. It should be noted that all financial information presented is expressed in Canadian dollars unless otherwise stated.

F. VALUATION

INTRODUCTION

Solid State is an Alberta company incorporated on January 7, 1985. Solid State has wholly-owned subsidiaries incorporated in the United States and Venezuela. Solid State also has operations in Bolivia, which are conducted through the Venezuelan subsidiary. Solid State provides seismic data acquisition services, both in land and transition zones, to domestic and international customers in the oil and gas industry. Solid State also has a modest North American proprietary seismic data bank. Solid State markets its seismic data acquisition services from its offices in Calgary, Alberta; Houston, Texas; and Santa Cruz, Bolivia.

The authorized share capital of Solid State consists of an unlimited number of common shares (the "Common Shares") and an unlimited number of preferred shares, all of no par value. As at the date hereof, 14,260,529 Common Shares and 627,000 options to purchase Common Shares are issued and outstanding.

Elliott's and Westgate's direct ownership of the Common Shares is described in Table 1.

                                    TABLE 1
                             COMMON SHARE OWNERSHIP


                                                            PERCENT OF
                                                              SHARES
                                             NUMBER         OUTSTANDING
                                             ------         -----------
Elliott                                     5,963,565          41.8%
Westgate                                    3,341,544          23.5
                                            ---------          ----
Total                                       9,305,109          65.3%
                                            =========          ====

Directors, management and other insiders currently own 757,465 Common Shares representing 5.3% of the outstanding Common Shares and 245,000 options to acquire Common Shares.

BUSINESS OVERVIEW

The geophysical service industry is comprised of two principal segments - seismic data acquisition and seismic data processing. The seismic data acquisition segment can be further categorized based on operating location to include data acquisition in land, transition zones and marine environments. Some industry participants acquire data on a contract basis only for clients, while others acquire data for their own account for subsequent resale to third parties. Seismic data owned by an industry participant is often referred to as a proprietary data bank. The industry is highly cyclical in nature, and reacts to oil and gas industry activity levels. It is also seasonal, especially in Canada, where the land being surveyed is often only accessible in the winter. Solid State operates in the land and transition zone data acquisition segments only.

Seismic data is one of the principal sources of information used by geoscientists to map potential or existing oil and gas formations and the geological structures that affect them. Seismic crews acquire seismic data by deploying a network of electronic cables to which electronic receivers (geophones) are attached. Once the network is deployed, an energy source, such as vibroseis (through the usage of large vehicles which possess the ability to vibrate the ground beneath them) or dynamite, is used to generate seismic waves into the earth which reflect off subsurface geological formations and reverberate back to the geophones. The geophones transmit the seismic waves to the central recording device. Each geophone requires a separate channel in the recording system. Generally, the higher the resolution of the data to be acquired, the more channels are required to conduct the survey. Once the data has been recorded it can be processed and interpreted.

Historically, two dimensional surveys ("2D") were the standard technique to acquire seismic data. 2D seismic can be visualized as a single vertical plane of subsurface information. With recent increases in computer processing capability and enhanced recording resolution, seismic surveys are now being conducted in three dimensions ("3D"). 3D surveys can be visualized as a cube of subsurface information. The use of 3D surveys has allowed better resolution and definition of subsurface structures, which in turn has had the effect of reducing finding costs and increasing both exploration and development successes, thus causing growth in demand for geophysical services. To increase the efficiency of reserves exploitation, companies are now employing four dimensional seismic surveys ("4D") utilizing repetitive 3D surveys over periods of time to analyze reservoir performance. Solid State is equipped to provide 2D, 3D and 4D seismic data acquisition services.

The seismic data acquisition industry is very competitive. As companies have access to similar technologies, competition is based on price, service and quality. As a result, companies seek to distinguish themselves through geographic focus, service quality, size and area of expertise (i.e. focus on land, transition zones or marine seismic data acquisition services). Certain competitors have tried to differentiate themselves by developing proprietary recording systems, vertical integration with third party contractors and by bundling services, including data processing. Solid State has approximately 30 competitors in North America. Certain of the prominent North American firms also have a significant presence internationally. Solid State operates in Canada, the United States and internationally. Solid State has developed a reputation for delivering quality data on time and on budget.

Solid State has a client base of over 75 companies that range in size from junior exploration companies to fully integrated multinationals companies. From fiscal 1992 to fiscal 1997, Solid State completed over 1,050 projects for approximately 325 customers. In fiscal 1997 and 1996, Solid State's three largest customers accounted for 35% and 43% of revenues, respectively.

Since its initial public offering in 1993, Solid State has expanded rapidly both in the United States and internationally by increasing its crew count from five to ten. Net revenues have increased approximately two and a half times and total assets have increased approximately four times. Solid State has kept abreast of technological change through a significant investment in equipment. Net capital expenditures for fixed assets totaling $ 33.4 million have been made over the last three years.

In 1995, Solid State began a program of acquiring proprietary seismic data banks for its own account, with the goal of reselling such data to third parties over time. The most significant proprietary data bank was a transition zone survey conducted in Atchafalaya Bay, Louisiana (the "Atchafalaya Bay Data Bank") along the Gulf Coast of Mexico.

RECENT DEVELOPMENTS

Solid State's expansion into international operations, proprietary data bank acquisitions and an investment in a related industry participant did not meet management expectations and significant losses were incurred. The losses increased indebtedness and led to a liquidity crisis.

Solid State has recently undertaken a number of recapitalization initiatives and business combination investigations. Solid State's attempts to raise new public equity were unsuccessful and discussions with third parties regarding potential business combinations did not proceed beyond a preliminary stage.

Activity in the geophysical survey industry is currently at record high levels. As at August 31, 1997, Solid State had a consolidated gross revenue backlog of $130.1 million. This backlog consists of written orders or verbal commitments believed by Solid State to be firm orders. Orders and commitments are subject to industry conditions and, as a consequence, may be varied or modified. Management anticipates that $84.0 million of the current backlog will be completed by August 31, 1998. The international component of the backlog is represented by a large, multi-year, multi-crew contract in Bolivia with a major multinational oil company.

FINANCIAL HIGHLIGHTS

During fiscal 1997, Solid State's net revenues increased from $27.3 million to $45.9 million due to strong industry conditions, higher crew efficiency and better deployment of assets. Gross margins from the seismic data acquisition segment improved overall from 22% in fiscal 1996 to 28% in fiscal 1997. However, net cash flow from operations fell from $14.7 million to $7.9 million and significant losses were recorded during the year, principally due to unprofitable operations in Venezuela.

Solid State had a working capital deficiency of $22.0 million and total indebtedness, including capital leases (conditional sales agreements), of $44.0 million as at August 31, 1997. Shareholders' equity as at August 31, 1997 was $9.1 million. The $44.0 million of indebtedness was made up of bank loans of $15.1 million, capital leases of $12.0 million and $16.9 million of loans from Elliott and Westgate. Solid State is in technical default under certain loan covenants which default has been waived to date by Solid State's main banker, and is in arrears on payments relating to certain capital leases.

The following table provides a summary of Solid State's financial performance over the last five years.

                                    TABLE 2
                          SOLID STATE GEOPHYSICAL INC.
                  SELECTED CONSOLIDATED FINANCIAL INFORMATION


                                                     YEAR ENDED AUGUST 31
                                 -----------------------------------------------------------
                                    1997         1996         1995         1994        1993
                                    ----         ----         ----         ----        ----
                                                            (audited)
                                               (thousands, except per share data)

OPERATIONS
Contract revenue                 $ 77,999     $ 45,503     $ 48,357     $ 48,941    $ 36,501
Net contract revenue               45,910       27,290       28,850       30,485      18,661
ross profit - contract            12,648        6,040        8,466       13,020       8,715
Data bank revenue                   3,919       14,891          773          737         -
Data bank profit (loss)              (865)      (5,803)         297          249         -
Combined gross profit              11,783          237        8,763       13,269       8,715
EBITDA(1)                           7,835       (2,743)       6,507       11,379       7,455
EBIT(2)                            (1,139)      (8,599)         539        7,560       5,025
Net (loss) earnings                (4,695)     (11,967)      (4,923)       3,692       2,504
Cash flow from operations           7,944       14,691        6,004        8,681       5,746
Net (Loss) earnings per share    $  (0.44)    $  (2.39)    $  (0.98)    $   0.80    $   0.89

FINANCIAL POSITION
Assets                           $ 71,759     $ 55,600     $ 51,754     $ 45,679    $ 18,340
Liabilities                        62,670       51,527       35,734       24,736      15,027
Shareholders' equity                9,089        4,073       16,020       20,943       3,313
Working capital (deficiency)      (21,963)     (19,516)      (2,934)         586      (3,069)
Property and equipment             35,161       31,638       29,961       29,085      11,513
Long-term debt                     18,693       14,526       11,683        8,924       4,352

NOTES:
------
(1) Earnings before interest, taxes, depreciation and amortization.
(2) Earnings before interest and taxes.

VALUATION METHODOLOGY

The Valuation has been prepared with an effective date of August 31, 1997 (the "Effective Date"). Solid State's senior management, the Offeror, Elliott and Westgate have represented to SMI that they are not aware of any material changes since that date which have not been disclosed to SMI and which would materially affect the Valuation, favourably or unfavourably. SMI has satisfied itself through interviews with senior management and a review of available information that there have been no significant changes in Solid State's operations or financial position since the Effective Date to the date hereof.

For purposes of the Valuation, fair market value is defined as the highest price available in an open and unrestricted market between informed and prudent parties, acting at arm's length and under no compulsion to act, expressed in terms of money or money's worth without any downward adjustment to reflect the liquidity of the Minority Common

Shares, the effect of the Offer or the fact that the Minority Common Shares do not form part of a controlling interest.

The Valuation is based on the going-concern methodology. Various approaches were considered including capitalization approaches, the discounted cash flow approach and the comparable transactions approach. Based on the cyclical nature of the geophysical industry and on valuation practices within the industry, the capitalization of earnings before interest, taxes, depreciation and amortization ("EBITDA") approach was selected as the most appropriate method of valuing the data acquisition component of Solid State's business activity.

In addition, SMI considered and applied a modest weighting to the capitalization of cash flow approach. The discounted cash flow approach was considered and rejected as inappropriate as the level of volatility in industry activity makes forecasting future cash flow beyond one to two years a highly subjective and speculative exercise.

SOLID STATE VALUATION

Solid State's geophysical data acquisition business consists primarily of the domestic and United States activities (the "North America Operations") and the international activities (the "International Operations"). These business activities were valued based on the capitalization of EBITDA approach. Solid State's proprietary data banks were valued on a discounted cash flow basis. Other assets and liabilities were valued based on the methodology deemed most appropriate in the circumstances.

DATA ACQUISITION OPERATIONS

The capitalization of EBITDA approach ascribes an enterprise value for the business based on the capitalization of forecast EBITDA. Enterprise value is defined as the market capitalization of public equity plus interest-bearing debt less cash and cash-equivalents. This capitalization approach produces a value for the business being valued before giving effect to the manner in which it has been financed.

1998 Forecast EBITDA

Solid State's management has forecast a 1998 EBITDA of $10.8 million for North American Operations and $6.5 million for International Operations. Corresponding 1997 EBITDA was $9.8 million for North American Operations and a loss of $1.1 million for International Operations. The turnaround in International Operations is due to the termination of loss generating activities in Venezuela and the impact of profitable operations in Bolivia.

While Solid State has failed to meet its budgets in the recent past, the shortfalls have resulted from data bank write-offs, principally the Atchafalaya Bay Data Bank due to prior cost overruns, the fixed price contract in Venezuela and Solid State's investment and subsequent divestiture in Nortech (refer to page 11). As Solid State is no longer pursuing proprietary data bank acquisitions and its only current area of international activity (Bolivia) is based on a term contractual arrangement, SMI is of the view that the 1998 EBITDA forecasts are reasonable. SMI has reviewed the 1998 budget and its assumptions with senior management and has reviewed Solid State's backlog reports for 1998.

EBITDA Multiples Selection

SMI reviewed current public market trading multiples for comparable companies located in Canada and the United States. In particular, SMI analyzed enterprise value to EBITDA multiples. Comparable companies were selected after a thorough review of available alternatives in Canada and the United States. The comparable companies selected include: Enertec Resource Services Inc. and Venture Seismic Ltd. in Canada; and 3-D Geophysical Inc., Dawson Geophysical Company and Eagle Geophysical Inc. in the United States. While the universe of comparable companies to Solid State is modest, it nonetheless allows a market based value comparison.

In determining the appropriate range of EBITDA capitalization multiples for Solid State, SMI considered Solid State's relative position compared to a group of comparable companies identified with respect to, among other things, the following factors:

(a) mix of services within the geophysical service industry;
(b) geographic diversification;
(c) market capitalization;
(d) track record and growth prospects;
(e) perceived quality of assets; and
(f) debt levels.

As at November 12, 1997, the date at which SMI delivered its valuation conclusions to the Special Committee, the enterprise value to 1998 forecast EBITDA capitalization multiples of comparable companies ranged from 3.1x to 5.5x with an average of 4.5x. The multiple range for Solid State was adjusted down from the upper end of the comparable range to reflect Solid State's greater than average historic difficulties, high leverage levels and lower incremental growth after 1998, and was adjusted upward to reflect the fact that the multiples for comparable companies represent minority traded share prices. A summary of the comparable companies analysis is included in Appendix 1.

With respect to Solid State's International Operations, the capitalization multiples selected were adjusted downwards from North American Operations multiples to reflect the Solid State's historical lack of profitability, less continuity in contracts, and the increased level of risk present in International Operations.

SMI concluded that enterprise value to 1998 forecast EBITDA multiples of 4.25x to 5.25x for North American Operations and 3.20x to 3.50x for International Operations were appropriate for purposes of the Valuation.

                                    TABLE 3
                          DATA ACQUISITION OPERATIONS
                               VALUATION SUMMARY


                                        MULTIPLE RANGE        VALUE RANGE
                               1998     --------------     -----------------
                              EBITDA    LOW       HIGH     LOW          HIGH
                              ------    ----     -----     ----        -----
                            (thousands)                      (thousands)

North American Operations    $10,818    4.25x    5.25x    $45,977    $56,795
International Operations     $ 6,471    3.20x    3.50x     20,707     22,649
                                                          -------    -------
TOTAL                                                     $66,684    $79,444
                                                          =======    =======

OTHER ASSETS

The value of certain of Solid State's assets are not captured by the capitalization of EBITDA valuation approach as the assets in question are outside the data acquisition business. For such other assets, the valuation methodology utilized is as set out below.

Canadian Proprietary Data Bank

Solid State incurred approximately $5.0 million of costs in obtaining its Canadian proprietary data banks in 1996 and 1997. Canadian proprietary data bank revenues were $0.2 million in 1997 and $6.0 million in 1996. Net cash flow generated in 1997 and 1996 was $0.2 million and $1.1 million, respectively. Solid State's Canadian proprietary data banks have been valued at $2.1 million to $2.6 million, based on management's estimate of future net revenues, discounted at a rate considered appropriate by SMI.

Atchafalaya Bay Data Bank and Non-Exclusive License

The Atchafalaya Bay Data Bank is Solid State's only United States proprietary data bank. While Solid State sold the Atchafalaya Bay Data Bank in March 1996, it retained an interest in future revenues, calculated by prescribed formula, as well as the Atchafalaya Bay non-exclusive license (the "Atchafalaya Bay License") to process and examine the Atchafalaya Bay Data Bank data. The Atchafalaya Bay Data Bank has been valued at $10.6 million to $12.1 million and the Atchafalaya Bay License has been valued at $1.0 million to $1.1 million based on independent appraisals prepared by Johnston, dated October 1997 and November 7, 1997, respectively.

SMI has had extensive discussions with Johnston to review its valuation methodology and appraisal conclusion. Johnston, after discussion with the Atchafalaya Data Bank owner and after taking into account oil and gas industry activity and prior revenue earned on the Atchafalaya Bay Data Bank, estimated the future revenues of the Atchafalaya Bay Data Bank and then discounted such revenues at an appropriate discount rate.

Investments - Nortech Geomatics Inc.

On March 31, 1994, Solid State bought Nortech Surveys (Canada) Inc. ("Nortech") for $1.9 million. Due to continuing losses and additional on-going investments in research and development, Solid State sold the assets of Nortech during 1996 for $2.3 million. Part of the consideration received by Solid State for Nortech was $1.3 million of convertible preferred shares (the "Preferred Shares") of Nortech Geomatics Inc. ("Nortech Geomatics"). The Preferred Shares have the right to receive quarterly cumulative dividends at a rate of 80% of the prime interest rate and have a mandatory redemption of $0.2 million per year and, under certain conditions, may be converted into a one year promissory note or converted into common shares of Nortech Geomatics. In 1997, $0.6 million were converted into common shares and $0.2 million were redeemed. The Preferred Shares and common shares of Nortech Geomatics have been ascribed a value at $0.9 million to $1.1 million based on discussions with senior management and ongoing plans to bring the company to the public capital markets.

Cash

As at August 31, 1997 Solid State had a cash balance of $0.7 million.

                                    TABLE 4
                                  OTHER ASSETS
                               VALUATION SUMMARY


                                                    VALUE RANGE
                                              ----------------------
                                                LOW            HIGH
                                              -------        -------
                                                   (thousands)

Canadian proprietary data banks               $ 2,090        $ 2,613
Atchafalaya Bay Data Bank                      10,553         12,080
Atchafalaya Bay License                         1,041          1,389
Investment - Nortech Geomatics                    910          1,137
Cash                                              740            740
                                              -------        -------
TOTAL - OTHER ASSETS                          $15,334        $17,957
                                              =======        =======

LIABILITIES

Solid State's long-term debt of $9.9 million and operating credit of $5.2 million is currently held by a Canadian financial institution. Solid State is in technical default under certain lending covenants associated with such long-term debt which default has been waived to date by Solid State's main banker. As at August 31, 1997, and to the date of this report, all interest and principal payments due under agreements with this lender have been made on a timely basis. The lending bank has a floating first charge on all assets except the proprietary data banks and certain leased equipment.

Solid State obtains its seismic data acquisition equipment from a single vendor under conditional sales agreements. Payments to the vendor amounting to approximately $10.9 million are currently in arrears.

As at August 31, 1997, Solid State had incurred loans totaling $16.9 million from Elliott and Westgate to fund working capital deficiencies and to complete the Atchafalaya Bay Data Bank. The indebtedness is evidenced by promissory notes, is due on November 30, 1997, and bears interest at 15% per annum. Subsequent to year end, an additional $6.2 million was advanced under similar terms. The promissory notes are secured by future revenues from proprietary data banks including Atchafalaya Bay Data Bank.

                                    TABLE 5
                          SOLID STATE GEOPHYSICAL INC.
                               VALUATION SUMMARY


                                                       VALUE RANGE
                                                 -------------------------
                                                    LOW             HIGH
                                                 --------         --------
                                                         (thousands)

Data Acquisition Operations (see Table 3)        $ 66,684         $ 79,444
Other Assets (see Table 4)                         15,334           17,957
Liabilities                                       (44,065)         (44,065)
                                                 --------         --------
Total                                            $ 37,953         $ 53,336
                                                 ========         ========
Common Shares outstanding                                  14,261
                                                           ======
PER COMMON SHARE                                 $   2.66         $   3.74
                                                 ========         ========


CONFIRMATION OF VALUATION CONCLUSIONS

In order to confirm the reasonableness of the values derived under the capitalization of EBITDA approach, SMI performed a number of additional analyses. The results obtained from the additional analyses, as described below, supported the Valuation conclusions.

Review of Public Market Equity Trading Values

SMI has given consideration to the historic and current trading levels for Solid State in relation to the Offer, as well as relative to The TSE Oil and Gas Service Industry Index.

                          SOLID STATE GEOPHYSICAL INC.
                     NOVEMBER 10, 1995 TO NOVEMBER 25, 1997


                        DAILY CLOSING
                         SHARE PRICE

11/10/95
1/10/96
3/10/96
5/10/96
7/10/96
9/10/96
11/10/96
1/10/97
3/10/97
5/10/97
7/10/97
9/10/97
11/10/97

                    Offer Price of $3.50 per Common Share.


                 Closing share price of $2.55 on The TSE on September 26, 1997, the last day the shares traded prior to announcement of Proposed Offer.

Note: the closing share price on November 25,1997 on The TSE, the last trading day prior to announcement of the Offer, was $2.95.

        SOLID STATE GEOPHYSICAL INC. VS THE TSE OIL & GAS SERVICE INDEX
                     NOVEMBER 10, 1995 TO NOVEMBER 25, 1997



RELEASED - NOVEMBER 10, 1995 - 100%

                         SSS           TOGS
10-Nov-95
10-Jan-96
10-Mar-96
10-May-96
10-Jul-96
10-Sep-96
10-Nov-96
10-Jan-97
10-Mar-97
10-May-97
10-Jul-97
10-Sep-97
10-Nov-97



Closing share price of $2.55 on The TSE on Sept. 26, 1997, the last trading day immediately prior to announcement of Proposed Offer.

Note: The closing share price on November 25, 1997 on The TSE, the last trading day prior to announcement of the Offer, was $2.95.

The closing price of the common shares on The Toronto Stock Exchange on September 26, 1997, the last day the shares traded prior to the announcement of the Proposed Offer, was $2.55. In assessing the fair market value of the Minority Common Shares, the current stock market price is not necessarily considered representative as share market prices typically reflect minority interest position trades and not the fair market value of a controlling interest. In addition, the announcement of the Proposed Offer by Elliott and Westgate may have affected the normal course trading price of the common shares since that time.

Capitalization of Cash Flow Approach

The capitalization of cash flow approach was reviewed to confirm the reasonableness of the capitalization to EBITDA valuation conclusion. Multiples of enterprise value to forecast 1998 cash flow were reviewed for the comparable companies referred to above. The values derived from the capitalization of forecast cashflow support the value conclusion of the principal approach.

Review of Recent Transactions Approach

In order to confirm the reasonableness of the values derived under the principal valuation approach, SMI has reviewed recent mergers and acquisition transactions in the geophysical industry over the last two years. Where details relating to purchase price and the underlying financial statements were available, SMI analyzed these transactions and utilized the valuation parameters so derived to test the value conclusion derived from the principal valuation approach. The average multiple at which these transactions were completed was not inconsistent with that derived from the principal approach.

Review of Industry Benchmarks Approach

SMI reviewed the valuation conclusion utilizing industry benchmarks for the geophysical services industry. Industry benchmarks supported the value conclusion of the principal approach.

G. APPRAISAL REMEDY

In connection with the Offer or a subsequent acquisition transaction, Minority Shareholders may in certain circumstances have the right to dissent. There can be no assurance that a court of law, in its determination of fair value for the Minority Common Shares, would arrive at the same result as the Valuation as it may require or have access to different information, use different underlying assumptions, and give different weight to the variety of considerations to be made in any valuation.

H. PRIOR VALUATIONS

The management of Solid State, Elliott and Westgate have represented to SMI that there have been no prior valuations or appraisals respecting Solid State as a corporation or its material assets prepared by independent parties, nor any material prior valuations or appraisals prepared by non-independent parties in the last twenty four months, except for the fixed asset appraisals and appraisals of the Atchafalaya Bay Data Bank and the Atchafalaya Bay License. The appraisals were updated for the purposes of this Valuation.

SMI is aware that Jefferies & Company, Inc. ("Jefferies") has been engaged by Elliott and Westgate to advise on privatization matters. Elliott, Westgate and Jefferies have represented that work conducted by such advisor does not constitute a prior valuation under relevant Canadian securities laws.

I. DISTINCTIVE VALUE TO ELLIOTT AND WESTGATE

In the event that the Offer is successful, the privatization of Solid State may result in the realization of certain benefits by Elliott and Westgate. Elliott and Westgate have advised SMI that in the event Solid State is privatized, Elliott and Westgate plan to integrate the business and operations of Solid State with the business and operations of Grant Geophysical Inc. ("Grant") and refinance the significant debt Solid State has incurred. Elliott currently owns 100% of Grant. Elliott and Westgate have advised that as a non-public company, Solid State would avoid the expenses associated with financial and on-going reporting obligations applicable to public companies in Canada. Other than the aforementioned integration and reduction in expenses, Elliott and Westgate have advised SMI that in the event Solid State is privatized, it does not expect to realize any other material benefits that would not otherwise accrue to a similar buyer in the circumstances.

J. RANGE OF VALUE CONCLUSION

The valuation opinion presented herein is not amenable to partial analysis or summary description (refer to "Key Assumptions and Limitations"). Selecting portions of the analyses and of the factors considered, without considering all factors and analyses together, could create a misleading view of the process employed by SMI in arriving at its valuation conclusions. In arriving at the fair market value range, SMI has considered the results of all analyses undertaken and placed a greater reliance on the principal approach in arriving at its conclusions.

Given all of these factors, the valuation methodology applied, the scope of review undertaken and subject to the assumptions and limitations noted herein, SMI is of the opinion that as at August 31, 1997, the fair market value of the Minority Common Shares was in the range of $2.80 to $3.60 per Common Share. SMI is not aware of any fact or circumstance that would render its conclusion as to such fair market value inapplicable as at the date hereof.

K. FAIRNESS OPINION

As part of our engagement, SMI has been requested to provide an opinion as to whether the Offer is fair, from a financial point of view, to the Minority Shareholders. ScotiaMcLeod determined that the Offer is at the upper end of the range of the fair market value of the Common Shares. The Offer represents a premium of approximately 30% to the 20 day weighted average closing price of $2.69 per common shares prior to the announcement of the Offer.

Based on the Valuation and subject to all of the foregoing, SMI is of the opinion that, as at November 25, 1997, the Offer is fair, from a financial point of view, to the Minority Shareholders of Solid State.

Yours truly,



ScotiaMcLeod Inc.



SCOTIAMCLEOD INC.

APPENDIX 1

SOLID STATE GEOPHYSICAL INC.
COMPARABLE COMPANIES ANALYSIS
(THOUSANDS EXCEPT PER SHARE AMOUNTS)


                                           Fully
                                          Diluted      Net     Enterprise          1998E
                               Share      Market      Debt/       Value     -------------------                             Debt/
                              Price(1)     Cap.      (Cash)(2)   (EV)(3)    EBITDA(4)   CFFO(5) EV/EBITDA EV/CFFO  Debt(6)  EBITDA
                              --------    ------     --------- -----------  ---------   ------- --------- -------  -------  ------
                                 (a)        (b)        (c)     (d)=(b)+(c)    (e)         (f)     (d)/(e) (d)/(f)    (g)

CANADIAN
Enertec Resource Services(6)   $17.30    $136,047    ($4,686)    $131,361    $24,100    $17,500    5.5x    7.5x    $2,816    0.1x
Venture Seismic Ltd.(7)         $8.38     $44,840    ($8,264)     $36,576     $8,643     $6,426    4.2x    5.7x    $5,593    0.6x
                                                                                                   ----    ----              ----
CANADA - AVERAGE                                                                                   4.9x    6.6x              0.4x

UNITED STATES(7)
3-D Geophysical Inc.            $7.13     $85,395     $8,314      $93,709    $23,616    $16,245    4.0x    5.8x   $14,388    0.6x
Dawson Geophysical             $22.75     $96,956    ($1,254)     $95,702    $18,304    $15,210    5.2x    6.3x    $5,071    0.3x
Eagle Geophysical              $19.00    $174,696   ($68,848)    $105,848    $34,647    $30,738    3.1x    3.4x   $16,577    0.5x
                                                                                                   ----    ----              ----

U.S. - AVERAGE                                                                                     4.1x    5.2x              0.5x


NORTH AMERICAN - AVERAGE                                                                           4.4x    5.7x              0.4x


SOLID STATE GEOPHYSICAL         $3.00     $44,288    $43,325      $87,613    $17,289   $11,906     5.1x    7.4x   $44,065    2.5x


Notes:
--------------------------------------------------------------------------------
(1) As of November 12, 1997. Solid State's share price consistent with the Proposed Offer price.
(2) Net Debt/(Cash) equals bank debt plus notes payable plus current and long term debt less cash and cash equivalents.
(3)  Enterprise value equals fully diluted market capitalization plus net debt.
(4) EBITDA equals earnings before interest, taxes, depreciation and amortization.
(5) CFFO equals cash flow from operations excluding changes in working capital related to operations.
(6)  Canadian dollars.
(7)  US dollars.

                               THE DEPOSITARY IS:

                        MONTREAL TRUST COMPANY OF CANADA

                                    BY MAIL

                             151 Front Street West
                                   8th Floor
                                Toronto, Ontario
                                    M5J 2N1

                          Attention: Special Projects
                           Telephone: (416) 981-9633
                           Facsimile: (416) 981-9600
                           Toll Free: 1-800-639-0802

                               BY HAND OR COURIER

      Toronto                     Montreal                      Calgary

151 Front Street West     1800 McGill College Avenue    600,530-8th Avenue S.W.
8th Floor                 8th Floor                     Calgary, Alberta
Toronto, Ontario          Montreal, Quebec              T2P 3S8
M5J 2N1                   H3A 3K9



                             THE DEALER MANAGER IS:

                          MIDLAND WALWYN CAPITAL INC.

      Toronto                                            Calgary

Corporate Client Services                            Suite 1400
BCE Place                                            639-5th Avenue S.W.
Suite 400                                            Calgary, Alberta
181 Bay Street                                       T2P 0M9
Toronto, Ontario
M5J 2V8                                              Attention: Pat Walsh
                                                     Telephone: (403) 231-7322
Attention: Shaun Darchiville
Telephone: 1-800-378-8839